Exhibit 10.1

EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

TNK Therapeutics, Inc.,

CARgenix Holdings LLC

The Members of CARgenix Holdings LLC,

Jaymin Patel, as the Members’ Representative

And, solely with respect to Sections 1.4, 1.6 and 1.7 and Article XI,

Sorrento Therapeutics, Inc.

Dated as of August 7, 2015

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(continued)

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Section 11.16	Disclosure Schedule	39

Section 11.17	Schedules and Exhibits	39

EXHIBITS

Exhibit A	-	Definitions
Exhibit B	-	Form of Restrictive Agreement
Exhibit C	-	Form of Escrow Agreement
Exhibit D	-	Members

SCHEDULES

Schedule 6.8	-	Individuals Subject to Restrictive Agreements

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement is made and entered into as of August 7, 2015, by and among TNK Therapeutics, Inc., a Delaware corporation (the “Purchaser”), CARgenix Holdings LLC, a Rhode Island and Providence Plantations limited liability company (the “Company”), the members of the Company set forth on the signature pages to this Agreement (collectively, the “Members” and, individually, a “Member”), Jaymin Patel, an individual resident of Rhode Island, as representative of the Members pursuant to Article X (the “Members’ Representative”), and, solely with respect to Sections 1.4, 1.6 and 1.7 and Article XI, Sorrento Therapeutics Inc., a Delaware corporation (“Sorrento”).

RECITALS

Whereas, the Members own all of the issued and outstanding membership or other equity interests of the Company (the “Membership Interests”); and

Whereas, upon the terms and conditions set forth in this Agreement, the Members propose to sell to the Purchaser and the Purchaser proposes to purchase from the Members, all of the Membership Interests in exchange for the consideration set forth in this Agreement.

Now, Therefore, in consideration of the respective covenants, agreements and representations and warranties set forth in this Agreement, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

DESCRIPTION OF TRANSACTION

Section 1.1 Agreement to Purchase and Sell. Subject to the terms and conditions in this Agreement, at the Closing, the Members shall sell, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase and acquire from the Members, all right, title and interest in and to the Membership Interests, free and clear of all Liens.

Section 1.2 Payment of Closing Consideration.

(a) At the Closing, the Purchaser shall deliver the Closing Consideration, by wire transfer of immediately available funds, to the Members’ Representative for distribution to the Members based on each Member’s pro rata ownership of the Membership Interests.

(b) At the Closing, the Members shall transfer, grant, convey, sell and assign to the Purchaser all of the issued and outstanding Membership Interests. At the Closing and thereafter, each Member shall enter into such instruments of transfer and assignments as may be requested by the Purchaser to evidence such transfer and shall deliver to the Purchaser all physical original certificates evidencing all such securities or rights, if any, with assignments appropriately completed and signed.

Section 1.3 Net Debt Adjustment.

(a) No later than five (5) Business Days prior to the Closing Date, the Company shall deliver to the Purchaser a calculation of the estimated Net Debt of the Company at and as of immediately prior to the Closing, which sets forth a good faith estimate of the Net Debt as of such time (the “Estimated Net Debt”). The Estimated Net Debt calculation shall be prepared by the Company in accordance with past practices consistently applied. The Purchaser and its Representatives, including the Purchaser’s independent accountants, shall have access to all work papers of the Company and its Representatives, including its independent accountants, relating to the Estimated Net Debt. If the Purchaser disputes the Estimated Net Debt (or any portion thereof) prior to the Closing, then the Purchaser and the Company shall negotiate in good faith to resolve any such dispute at or prior to the Closing. For avoidance of doubt, if the Estimated Net Debt is a positive number, then no Net Debt-related adjustment shall be made to the Purchaser Stock Consideration.

(b) As promptly as practicable, but no later than 75 days after the Closing Date, the Purchaser shall cause to be prepared and delivered to the Members’ Representative a calculation of the Net Debt of the Company at and as of immediately prior to the Closing, which shall set forth the Purchaser’s good faith calculation of the Net Debt as of such time (the “Final Net Debt”). The Final Net Debt calculation shall be prepared by the Purchaser or its Representatives in accordance with the Company’s past practices consistently applied.

(c) If the Members’ Representative disagrees with the Purchaser’s calculation of the Final Net Debt delivered pursuant to Section 1.3(b), then the Members’ Representative may, within 45 days after delivery of the Final Net Debt calculation, deliver a written statement (the “Statement of Objection”) to the Purchaser disagreeing with such calculation that: (i) specifies the Members’ Representative’s calculation of the Final Net Debt, (ii) indicates each item or amount in the calculation of the Net Debt disputed by the Members’ Representative, and (iii) sets forth in detail the Members’ Representative’s grounds for disputing each individual item or amount in the Final Net Debt calculation. The Members’ Representative may only deliver one Statement of Objection to the Purchaser, and the Members’ Representative shall not raise any disagreements with the Final Net Debt calculation other than the disagreements set forth in the Statement of Objection, nor shall the Members’ Representative assert any claims that the value of any item or amount is greater or less than the value claimed in the Statement of Objection. Failure by the Members’ Representative to deliver a Statement of Objection within such 45 day period shall be deemed to constitute acceptance by the Members’ Representative of the Purchaser’s calculation of the Final Net Debt, and shall be final and binding upon, and non-appealable by, the Purchaser, the Members’ Representative and, for the avoidance of doubt, the Members.

(d) If a Statement of Objection shall be delivered to the Purchaser pursuant to Section 1.3(c), the Purchaser and the Members’ Representative shall, during the 15 days following such delivery, use commercially reasonable, good faith efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of the Final Net Debt. If the Purchaser and the Members’ Representative are able to reach such agreement during such 15 day period, the Final Net Debt, with such changes as may have been previously agreed in writing by the Purchaser and the Members’ Representative, shall be final and binding upon, and non-appealable by, the Purchaser, the Members’ Representative and, for the avoidance of doubt, the Members.

(e) If the Purchaser and the Members’ Representative are unable to reach such agreement during such 15 day period, they shall promptly jointly retain a firm of independent accountants of internationally recognized standing reasonably satisfactory to the Members’ Representative and the Purchaser (who shall not have any material relationship with the Members’ Representative or the Purchaser) (the “Accounting Referee”) and cause the Accounting Referee promptly to review this Agreement and such disputed amounts. The Accounting Referee shall be instructed to resolve such disputes within 60 days of retention of the Accounting Referee. The Accounting Referee shall address only those matters in dispute and may not allow a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party. The Accounting Referee shall deliver to the Purchaser and the Members’ Representative, as promptly as practicable, a report setting forth such calculation. Such report shall be final and binding upon, and non-appealable by, the Purchaser, the Members’ Representative and, for the avoidance of doubt, the Members. The cost of such review and report shall be borne by the Purchaser, on the one hand, and the Members (payable by the Members’ Representative on their behalf), on the other, in inverse proportion as the Purchaser and the Members’ Representative (on behalf of the Members), respectively, may prevail on the matters resolved by the Accounting Referee, which proportionate allocation shall also be determined by the Accounting Referee and be included in the Accounting Referee report.

(f) The Purchaser and the Members’ Representative agree that they will, and agree to cause their respective independent accountants to, cooperate and assist in the preparation of the calculation of the Final Net Debt, including making available, to the extent necessary, books, records, work papers and personnel.

(g) If the Final Net Debt is less (that is, more negative) than the Estimated Net Debt, the Purchaser shall be entitled to recover, pursuant to the Escrow Agreement, such number of Escrow Shares as is equal to the quotient obtained by dividing: (i) the amount by which the Final Net Debt is less (that is, more negative) than the Estimated Net Debt (such amount, the “Net Debt Adjustment Amount”), by (ii) the Per Share Price, rounded up to the nearest whole share, within five Business Days from when the Final Net Debt has become final, binding and non-appealable in accordance with Sections 1.3(c), (d) or (e); provided, however, that the Purchaser shall in no event be entitled to recover any Escrow

Shares pursuant to this Section 1.3(g) if the Final Net Debt is a positive number; and provided, further, that if, as of the date that the Final Net Debt has become final, binding and non-appealable in accordance with Sections 1.3(c), (d) or (e), the Purchaser has not yet delivered the Initial Escrow Shares in accordance with Section 1.4(b), then the Initial Escrow Shares to be delivered to the Escrow Agent in accordance with Section 1.4(b) shall be reduced by such number of shares of Purchaser Common Stock as is equal to  the quotient obtained by dividing (i) the Net Debt Adjustment Amount, by (ii) the Per Share Price, rounded up to the nearest whole share.

Section 1.4 Issuance of Non-Escrow Shares.

(a) In the event a Qualified Financing occurs, then on the date that is 10 Business Days after the closing of the Qualified Financing, the Purchaser shall:

(i) deliver to the Members’ Representative (for distribution to the Members) the stock certificates representing the Non-Escrow Shares in the name of each Member, in each case for such number of shares of Purchaser Common Stock as is equal to the product of the total number of Non-Escrow Shares, less the Restrictive Agreement Shares, multiplied by the percentage of Membership Interests owned by such Member as of immediately prior to the Closing;

(ii) deliver to the Members’ Representative (for distribution to Prakash Sampath and Steven Katz) the stock certificates representing the Restrictive Agreement Shares in the name of Mr. Sampath and Mr. Katz, in each case for such number of shares of Purchaser Common Stock calculated in accordance with Section 6.8; and

(iii) deliver to the Escrow Agent under the Escrow Agreement a stock certificate in the name of the Escrow Agent representing the Initial Escrow Shares;

provided that the certificates representing Purchaser Common Stock to be delivered to a Member shall, in each case, represent only whole shares of Purchaser Common Stock. In lieu of any fractional shares to which such Member would otherwise be entitled, after combining any fractional interests of such Member into as many whole shares as is possible, such Member shall be paid in cash an amount equal to the dollar amount (rounded to the nearest whole cent) determined by multiplying the Per Share Price by the fraction of a share of Purchaser Common Stock that would otherwise be deliverable to such Member under Section 1.4(a). Notwithstanding the foregoing, the Purchaser may deliver to the Escrow Agent one certificate representing the total number of shares of Purchaser Common Stock to be held in escrow pursuant to this Section 1.4 in lieu of issuing separate certificates representing such Member’s pro rata portion of the Initial Escrow Shares (such pro rata portion to be determined based on the percentage of Membership Interests owned by such Member as of immediately prior to the Closing).

(b) In the event a Qualified Financing does not occur, then on or before April 15, 2016, the Purchaser shall, or shall cause Sorrento to:

(i) deliver to the Members’ Representative (for distribution to the Members) the stock certificates representing the Non-Escrow Shares in the name of each Member, in each case for such number of shares of Sorrento Common Stock as is equal to the product of the total number of Non-Escrow Shares (less the Restrictive Agreement Shares) multiplied by the percentage of Membership Interests owned by such Member as of immediately prior to the Closing;

(ii) deliver to the Members’ Representative (for distribution to Prakash Sampath and Steven Katz) the stock certificates representing the Restrictive Agreement Shares in the name of Mr. Sampath and Mr. Katz, in each case for such number of shares of Sorrento Common Stock calculated in accordance with Section 6.8; and

(iii) deliver to the Escrow Agent under the Escrow Agreement a stock certificate in the name of the Escrow Agent representing the Initial Escrow Shares;

provided that the certificates representing Sorrento Common Stock to be delivered to a Member shall, in each case, represent only whole shares of Sorrento Common Stock. In lieu of any fractional shares to which such Member would otherwise be entitled, after combining any fractional interests of such Member into as many whole shares as is possible, such Member shall be paid in cash an amount equal to the dollar amount (rounded to the nearest whole cent) determined by multiplying the Per Share Price by the fraction of a share of Sorrento Common Stock that would otherwise be deliverable to such Member under Section 1.4(a). Notwithstanding the foregoing, the Purchaser may deliver to the Escrow Agent one certificate representing the total number of shares of Sorrento Common Stock to be held in escrow pursuant to this Section 1.4 in lieu of issuing separate certificates representing such Member’s pro rata portion of the Initial Escrow Shares (such pro rata portion to be determined based on the percentage of Membership Interests owned by such Member as of immediately prior to the Closing).

Section 1.5 Escrow.

(a) Upon the issuance of the Non-Escrow Shares in accordance with Section 1.4, the Purchaser shall withhold the Initial Escrow Shares and deliver such shares of Purchaser Common Stock to Wilmington Trust N.A., as escrow agent (the “Escrow Agent”), to be held by the Escrow Agent as collateral to secure the rights of the Purchaser pursuant to Section 1.3(a) and of the Purchaser Indemnified Parties under Article IX. The Escrow Shares shall be held pursuant to the provisions of an escrow agreement substantially in the form of Exhibit C hereto (the “Escrow Agreement”). The Escrow Shares will be held by the Escrow Agent until the date that is 12 months after the Closing Date (the “Escrow Period”); provided, however, that in the event any Purchaser Indemnified Party has made a claim under Article IX prior to the end of the Escrow Period, then, in accordance with and subject to the terms and conditions of the Escrow Agreement, the Escrow Period shall continue (and the Escrow Agent will continue to hold such number of Escrow Shares in escrow as is equal to the quotient obtained by dividing: (a) any claimed amounts by (b) the Per Share Price, rounded up to the nearest whole share) until such claim is fully and finally resolved. By virtue of the execution of this Agreement by a Member, without any further act of any Member, such Member shall be deemed to have consented to and approved (i) the use of the Escrow Shares as collateral to secure the rights of the Purchaser pursuant to Section 1.3(a) in the manner set forth herein and in the Escrow Agreement, (ii) the use of the Escrow Shares as collateral to secure the rights of the Purchaser Indemnified Parties under Article IX in the manner set forth herein and in the Escrow Agreement, and (iii) the appointment of the Members’ Representative as the representative under the Escrow Agreement of the Members under this Agreement and as the attorney-in-fact and agent for and on behalf of such Member.

(b) Upon the release of Escrow Shares by the Escrow Agent, the Purchaser shall promptly deliver, or cause to be delivered, to the Members’ Representative (for distribution to the Members) stock certificates representing the Initial Escrow Shares or the Sorrento Escrow Shares, as applicable, in the name of each Member, in each case for such number of shares of Sorrento Common Stock or Purchaser Common Stock, as applicable, as is equal to the product of the total number of Initial Escrow Shares or Sorrento Escrow Shares being released by the Escrow Agent pursuant to the Escrow Agreement multiplied by the percentage of Membership Interests owned by such Member as of immediately prior to the Closing.

Section 1.6 Purchase of Purchaser Stock Consideration by Sorrento.

(a) In the event that a Qualified Financing has occurred and the closing of the IPO has not occurred on or before March 31, 2016, as promptly as possible, and in no event later than April 15, 2016 (the “Repurchase Closing”), Sorrento shall purchase the Purchaser Stock Consideration (including the Restrictive Agreement Shares) from the Members (the “Repurchase”). The aggregate consideration payable to the Members in connection with the Repurchase shall be the Repurchase Sorrento Shares.

(b) At the Repurchase Closing, Sorrento shall:

(i) deliver to the Members’ Representative (for distribution to the Members) the stock certificates representing the Non-Escrow Sorrento Shares in the name of each Member, in each case for such number of shares of Sorrento Common Stock as is equal to the product of the total number of Non-Escrow Sorrento Shares (less the Restrictive Agreement Shares) multiplied by the percentage of Membership Interests owned by such Member as of immediately prior to the Closing;

(ii) deliver to the Members’ Representative (for distribution to Prakash Sampath and Steven Katz) the stock certificates representing the Restrictive Agreement Shares in the name of Mr. Sampath and Mr. Katz, in each case for such number of shares of Sorrento Common Stock calculated in accordance with Section 6.8; and

(iii) if the Escrow Period has not expired, deliver to the Escrow Agent, under the Escrow Agreement a stock certificate in the name of the Escrow Agent representing the Sorrento Escrow Shares;

provided that the certificates representing Sorrento Repurchase Shares to be delivered to a Member shall, in each case, represent only whole shares of Sorrento Common Stock. In lieu of any fractional shares to which such Member would otherwise be entitled, after combining any fractional interests of such Member into as many whole shares as is possible, such Member shall be paid in cash an amount equal to the dollar amount (rounded to the nearest whole cent) determined by multiplying the Sorrento Closing Price by the fraction of a share of Sorrento Common Stock that would otherwise be deliverable to such Member under Section 1.6(b)(i). Notwithstanding the foregoing, Sorrento may deliver to the Escrow Agent one certificate representing the total number of shares of Sorrento Common Stock to be held in escrow pursuant to this Section 1.6 in lieu of issuing separate certificates representing such Member’s pro rata portion of the Sorrento Escrow Shares (such pro rata portion to be determined based on the percentage of Membership Interests owned by such Member as of immediately prior to the Closing).

(c) At the Repurchase Closing, the Members shall transfer, grant, convey, sell and assign to Sorrento all of the Purchaser Stock Consideration. At the Repurchase Closing and thereafter, each Member shall enter into such instruments of transfer, including stock powers and stock transfer agreements, as may be requested by Sorrento to evidence such transfer and shall deliver to Sorrento all physical original certificates evidencing all such securities or rights with stock transfer powers appropriately completed and signed.

(d) Upon the Repurchase, the Members’ Representative shall cause the Escrow Agent to release the Initial Escrow Shares to Sorrento.

(c) If any certificate representing any portion of the Purchaser Stock Consideration shall have been lost, stolen, mutilated or destroyed, at or prior to the Repurchase Closing, the holder thereof must deliver an indemnity, in form satisfactory to Sorrento, and, if requested by Sorrento, delivery of a bond in such sum as Sorrento may reasonably direct.

Section 1.7 Condition to Issuance of Non-Escrow Shares and Escrow Shares. Notwithstanding anything herein to the contrary, Purchaser shall not be required to issue any Non-Escrow Shares or any Escrow Shares unless and until each of the License Agreements has been executed by RWMC and delivered to Purchaser.

Section 1.8 Definitions. Capitalized terms used in this Agreement but not otherwise defined in this Agreement shall have the meanings set forth in Exhibit A attached to this Agreement.

ARTICLE II

Representations and Warranties of the COMPANY AND THE MEMBERS

Except as set forth on the Disclosure Schedule, the Company and the Members hereby, jointly and severally, represent and warrant to the Purchaser as of the date of this Agreement and as of the Closing Date, as set forth below.

Section 2.1 Organization and Good Standing.

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, has all requisite and necessary power and authority to own, lease, use and operate its properties and assets, to carry on and conduct its business as now being conducted and to perform its obligations under all Material Contracts, and is duly qualified or registered to do business and is in good standing as a foreign corporation (or equivalent status in the relevant jurisdiction) in each jurisdiction set forth on Section 2.1(a) of the Disclosure Schedule, which jurisdictions constitute as of the date of this Agreement the only jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary or advisable. The Company has full limited liability company power and authority to do and perform all acts and things to be done by it under this Agreement.

(b) The Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name.

(c) Section 2.1(c) of the Disclosure Schedule sets forth (i) the names of the members and managers of the Company, and (ii) the names and titles of the officers of the Company.

(d) The Company has provided to the Purchaser true, correct and complete copies of: (i) the Organizational Documents of the Company, as in effect on the date of this Agreement, and such copies reflect all amendments made thereto at any time prior to the date of this Agreement, and (ii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the members of the Company (subsections (i) and (ii), collectively, the “Company Constituent Documents”). There have been no formal meetings or other proceedings of the members of the Company that are not fully reflected in the Company Constituent Documents. There has not been any violation of the Company Constituent Documents, and the Company has not taken any action that is inconsistent with the Company Constituent Documents. The books and records of the Company are up to date, true, correct and complete in all material respects. All the records of the Company have been maintained in accordance with applicable Laws and prudent business practices and are in the actual possession and direct control of the Company.

Section 2.2 Capitalization.

(a) The Members own one hundred percent (100%) of the Membership Interests, and the percentage of Membership Interests owned by each Member is as set forth on Exhibit D hereto. All of the Membership Interests have been duly authorized and validly issued, and are fully paid and non‑assessable.  There are no other equity interests, rights to acquire or instruments, Contracts or obligations for or that may become convertible into or exchangeable for, any equity interests in the Company aside from the Membership Interests.

(b) The Company is not a party to or bound by any, and to the Knowledge of the Company, there are no, agreements or understandings with respect to the voting (including pooling agreements, voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any equity interests of the Company.

(c) None of the Membership Interests are entitled or subject to any purchase option, call option, right of first refusal, preemptive right, right of participation, subscription right or any similar right (whether pursuant to the Company Constituent Documents or any Contract or any statute to which the Company is subject) and except for the Company Constituent Documents, there is no Contract relating to information rights, financial statement requirements, the voting or registration of, or restricting any Person from purchasing, selling, pledging, transferring or otherwise disposing of (or granting any option or similar right with respect to), the Company’s equity interests. The Company is not under any obligation, or bound by any Contract pursuant to which it may become obligated (i) to repurchase, redeem or otherwise acquire any outstanding equity interest in the Company, or (ii) make any investment (in the form of a loan or capital contribution) in any other Entity.

(d) The Company has never repurchased, redeemed or otherwise reacquired any of its equity interests or other securities.

(e) The Company is not now, nor has it ever been, required to file any periodic or other reports, or any registration statement, with any applicable securities regulatory authority, including the United States Securities and Exchange Commission, pursuant to any securities legislation, regulations or rules or policies promulgated thereunder, including the Securities Act and the rules and regulations promulgated thereunder, or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Section 2.3 Subsidiaries; Successor Entities.

(a) The Company has no Subsidiaries and has never had any Subsidiaries. The Company does not own, and has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity or other financial interest in, any Entity. The Company has neither agreed nor is obligated to make any future investment in or capital contribution to any Entity. The Company has neither guaranteed nor is responsible or liable for any obligation of any Entity. Neither the Company nor any of its members has ever approved or commenced any proceeding, or made any election contemplating, the dissolution or liquidation of the business or affairs of the Company. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts or commitments that could require the Company to issue, sell or otherwise cause to become outstanding any of its own equity interests or that otherwise could affect rights or obligations of the holders of the equity interests of the Company.

(b) CARgenix, Inc., a Rhode Island corporation, does not own, and has never owned, any assets.

Section 2.4 Authority, No Conflict; Required Filings and Consents.

(a) The Company has all requisite limited liability company power and authority to enter into this Agreement and any Member Related Agreement to which it is a party, perform its obligations under this Agreement and any Member Related Agreement to which it is a party and to consummate the transactions contemplated by this Agreement and any Member Related Agreement to which it is a party. The execution, delivery and performance of this Agreement and any Member Related Agreement to which it is a party and the consummation of the transactions contemplated by this Agreement and any Member Related Agreement to which it is a party by the Company have been duly authorized by all necessary limited liability company action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

(b) Neither the execution, delivery or performance by the Company or any of the Members of this Agreement or any of the Member Related Agreements, nor the consummation of the transactions contemplated by this Agreement or any of the Member Related Agreements, will directly or indirectly (with or without notice or lapse of time, or both): (i) contravene, conflict with, or result in any violation or breach of, any Company Constituent Document, (ii) contravene, conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of modification, termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require notice to any Person or a consent or waiver under, constitute a change in control under, require the payment of a fee or penalty under or result in the creation or imposition of any Lien upon or with respect to any asset owned or used by the Company under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, Contract or other agreement, instrument or obligation to which the Company is a party or by which it or any of its properties or assets may be bound, (iii) contravene, conflict with or violate, or give any Person the right to challenge any of the transactions contemplated by this Agreement or any of the Member Related Agreements or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which the Company is subject, or (iv) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of the Company or to any of the assets owned, used or controlled by the Company.

(c) No Governmental Authorization, or registration, declaration, notice or filing with, any Governmental Body is required by or with respect to the Company: in connection with the execution and delivery of this Agreement or any of the Member Related Agreements by the Company or the consummation by the Company of the transactions contemplated by this Agreement or any of the Member Related Agreements.

Section 2.5 Company Financial Statements. The Company has no, and has never prepared any, draft or final financial statements, balance sheets, or statements of income, members’ equity or cash flow.

Section 2.6 Indebtedness. The Company has no Indebtedness except for Indebtedness arising in the ordinary course of business, which in the aggregate is not in excess of $25,000 and which will be satisfied and discharged by the Company as of immediately prior to the Closing.

Section 2.7 No Company Material Adverse Effect. Since the Company’s inception there has not been (a) any event, occurrence, development or state of circumstances or facts that has had, or could reasonably be expected to result in, a Company Material Adverse Effect, or (b) any event, occurrence, development or state of circumstances or facts that has the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated by this Agreement.

Section 2.8 Absence of Certain Changes or Events. Since the Company’s inception, the Company has not:

(a) other than the Membership Interests, issued (i) any notes, bonds or other debt securities, (ii) any equity securities or any securities or rights convertible into or exchangeable or exercisable for any equity securities, (iii) rights to acquire any equity interests in the Company, or (iv) entered into any instruments, Contracts or obligations for or that may become convertible into or exchangeable for, any equity interests in the Company;

(b) borrowed any amount or incurred or become subject to any liabilities, except liabilities incurred in the ordinary course of business consistent with past practice, which in the aggregate are not in excess of $25,000 and which will be satisfied and discharged by the Company as of immediately prior to the Closing;

(c) discharged or satisfied any Lien or paid any obligation or liability, other than current liabilities paid in the ordinary course of business consistent with past practice;

(d) declared, accrued, set aside or made any payment or distribution of cash or other property to any of its equityholders or its other Affiliates with respect to such equityholder’s equity interests or otherwise, or purchased, redeemed or otherwise acquired any of its equity interests (including any rights to acquire its equity interests);

(e) mortgaged or pledged any of its properties or assets or subjected them to any Lien, except for Permitted Liens;

(f) (i) acquired, leased or licensed any right or other asset from any Person, (ii) sold, assigned, transferred, leased or licensed to any Person, or otherwise encumbered, any of its assets, except in each case, in the ordinary course of business consistent with past practice, or canceled any debts or claims;

(g) sold, assigned, transferred, leased, licensed or otherwise encumbered any Intellectual Property Rights, disclosed any Confidential Information to any Person (other than to the Purchaser and its Affiliates and other than in the ordinary course of business consistent with past practice in circumstances in which it has imposed reasonable confidentiality restrictions), or abandoned or permitted to lapse any Intellectual Property Rights;

(h) (i) granted any severance or termination pay to any Person, (ii) entered into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any Person, or (iii) established, adopted or amended (except as required by applicable Laws) any collective bargaining, works council, stock option, restricted stock, bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, or any other benefit plan, agreement or arrangement covering any Person;

(i) suffered any damage, destruction or casualty loss exceeding in the aggregate $25,000, whether or not covered by insurance;

(j) made capital expenditures or commitments therefor that exceed $25,000 individually or $50,000 in the aggregate;

(k) delayed or postponed the payment of any accounts payable or commissions or any other liability or obligation or agreed or negotiated with any party to extend the payment date of any accounts payable or commissions or any other material liability or obligation or accelerated the collection of (or discounted) any accounts or notes receivable outside the ordinary course of business consistent with past practice;

(l) made any loans or advances to, guaranties for the benefit of, or any investments in, any Person;

(m) suffered any extraordinary losses or waived any rights of value (whether or not in the ordinary course of business or consistent with past practice) in excess of $25,000 in the aggregate;

(n) made any change in any method of accounting or accounting policies or made any write-down in the value of its inventory or made any accruals for Tax liability, in each case that is other than in the ordinary course of business consistent with past practice or reversed any accruals (whether or not in the ordinary course of business consistent with past practice);

(o) (i) written off as uncollectible, or established any extraordinary reserve with respect to, any billed or unbilled account receivable or other Indebtedness outside existing reserves, or (ii) increased any reserves for contingent liabilities (excluding any adjustment to bad debt reserves in the ordinary course of business consistent with past practices);

(p) except for an election made by the Company to be treated as a corporation for federal income Tax purposes, made or changed any Tax election, changed any annual tax accounting period, changed or adopted any method of tax accounting, filed any amended Tax Returns or claims for Tax refunds, entered into any closing agreement, settled any Tax claim, audit or assessment, or surrendered any right to claim a Tax refund, offset or other reduction;

(q) threatened, commenced or settled any Legal Proceeding;

(r) made any investment in or taken any steps to incorporate or form any Subsidiary or to acquire any equity interest or other interest in any other Entity;

(s) amended any of its Organizational Documents or effected or been a party to any Acquisition Transaction, recapitalization, reclassification of membership interests, membership interest split, reverse membership interest split or similar transaction;

(t) entered into any agreement or arrangement prohibiting or restricting it from freely engaging in any business, from competing with any Person in any line of business that is material to the Company or otherwise restricting the conduct of its business anywhere in the world;

(u) entered into, amended or terminated any material Contract other than in the ordinary course of business consistent with past practice;

(v) received notice, whether written or oral, from any party to a Company Contract of such party’s intention not to renew, not to extend, to cancel or otherwise terminate or materially modify its business relationship with the Company;

(w) entered into any transaction with its Affiliates;

(x) entered into any other material transaction (other than the entry into this Agreement and the Member Related Agreements and the agreements and transactions contemplated by this Agreement and the Member Related Agreements), or materially changed any business practice; or

(y) agreed, whether orally or in writing, to do any of the foregoing.

Section 2.9 Taxes.

(a) All Tax Returns required to have been filed by or on behalf of, or with respect to the assets of, the Company through the date of this Agreement have been timely filed in accordance with all applicable Laws (pursuant to an extension of time or otherwise) and are true, correct and complete in all material respects. The Company has provided to the Purchaser true, correct and complete copies of all Tax Returns.

(b) Rhode Island is the only state in which the Company is required to file Tax Returns. No claim has ever been made by a Governmental Body in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation or to a requirement to file Tax Returns in that jurisdiction.

(c) All Taxes, estimated Taxes due and owing by or on behalf of the Company (whether or not shown on any Tax Return) have been or will be timely paid in full through the Closing.

(d) The amounts so paid, together with all amounts accrued as liabilities for Taxes (including Taxes accrued as currently payable but excluding any accrual to reflect timing differences between book and Tax income) on the books of the Company, shall be adequate based on the tax rates and applicable Laws in effect to satisfy all liabilities for Taxes of the Company in any jurisdiction through the Closing Date, including Taxes accruable upon income earned through the Closing Date.

(e) The Company has withheld all amounts of Taxes required to be withheld from its employees, agents, contractors, creditors, Members and third parties and remitted such amounts to the proper Governmental Body and filed all federal, state, local and foreign Tax Returns and reports with respect to employee income Tax withholding, social security, unemployment, and other similar Taxes, all in material compliance with the withholding provisions of the Code, or any prior provision of the Code and other applicable Laws.

(f) The Company has collected all material sales, value-added and use Taxes required to be collected, and have remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Body (or have been furnished properly completed exemption certificates and have maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations).

(g) No claims have been asserted and no proposals or deficiencies for any Taxes of the Company are being asserted, proposed or, to the Knowledge of the Company, threatened, and no Legal Proceeding, audit, examination or investigation of any Tax Return of the Company is currently underway, pending or, to the Knowledge of the Company, threatened. There have been no examinations or audits of any Tax Return of the Company.

(h) All Tax deficiencies asserted as a result of any examination by a Governmental Body of a Tax Return of the Company have been paid in full, accrued on the books of the Company, as applicable, or finally settled, and no indication of a Tax increase or other issue has been raised in any such examination that, by application of the same or similar principles, could reasonably be expected to result in a proposed Tax deficiency for any other period not so examined.

(i) There are no outstanding waivers or agreements between any Governmental Body and the Company for the extension of time for the assessment of any Taxes (except for extensions requested in the ordinary course of business, as set forth on Section 2.9(i) of the Disclosure Schedule) or deficiency thereof, nor are there any requests for rulings, outstanding subpoenas or requests for information, notices of proposed reassessment of any property owned or leased by the Company or any other matter pending between the Company and any Governmental Body.

(j) There are, except with respect to Taxes not yet due and payable, no Liens for Taxes with respect to the Company or the assets or properties of the Company, nor is there any Lien that is pending or, to the Knowledge of the Company, threatened.

(k) The Company has not been a member of an “affiliated group” of companies (within the meaning of Section 1504 of the Code) filing a consolidated federal income tax return (other than a group, the common parent of which was the Company).

(l) The Company has no liability for the Taxes of any Person (other than for itself) under Treasury Regulation Section 1.1502-6 (or any similar provision of national, provincial, territorial, state, local or foreign Law), as a transferee or successor, by Contract or otherwise.

(m) The Company is not a party to or bound by any Tax allocation, indemnification or sharing agreement.

(n) The Company has not made any payments, is not obligated to make any payments, and is not a party to any Contract that would obligate it to make any payments that will not be deductible under Section 280G of the Code (or any similar provision of national, provincial, territorial, state, local or foreign Law).

(o) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax free treatment under Section 355 of the Code (i) since the Company’s inception, or (ii) in a distribution which would otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the transactions contemplated by this Agreement.

(p) The Company has no net operating losses or other tax attributes presently subject to limitation under Sections 382, 383, 384 of the Code or the federal consolidated return regulations (or any corresponding or similar provision of state, local or foreign income Tax law).

(q) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period after the date of this Agreement as a result of any (i) adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign tax Laws, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of national, provincial, territorial, state, local or foreign income Tax Law) executed on or prior to the date of this Agreement, (iii) installment sale or open transaction disposition made on or prior to the date of this Agreement, (iv) prepaid amount received on or prior to the date of this Agreement, (v) reserve claimed in respect of a taxation year ending prior to the date of this Agreement, or (vi) change in method of accounting for a Tax period ending on or prior to the Closing Date.

(r) The Company has not, directly or indirectly, transferred property to or acquired property from a Person with whom it was not dealing at arm’s length for consideration other than consideration equal to the fair market value of the property at the time of the disposition or acquisition thereof and has complied with all material transfer pricing disclosure, reporting and other similar requirements under Section 482 of the Code (or any corresponding provision of any state, local or foreign Tax Law).

(s) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(t) The Company (i) does not have a permanent establishment, office or other fixed place of business, and (ii) has never filed or had any obligation to file, and currently does not have any obligation to file, any Tax Return based on income or otherwise, in each case in any jurisdiction other than the United States.

(u) None of the Company’s Tax Returns contains any position which is or would be subject to penalties under Section 6662 of the Code (or any similar provision of national, provincial, territorial, state, local or foreign law) and the Treasury Regulations issued thereunder.

(v) The Company is, and has at all times since its inception, been in compliance with the provisions of Sections 6011, 6111 and 6112 of the Code relating to tax shelter disclosure, registration and list maintenance and with the Treasury Regulations thereunder.

(w) The Company has not at any time engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Sections 1.6011-4(b)(2), 301.6111-2(b)(2) or 301.6112-1(b)(2)(A), and no IRS Form 8886 has been filed with respect to the Company, nor has the Company entered into any tax shelter or listed transaction with the sole or dominant purpose of the avoidance or reduction of a Tax liability with respect to which there is a significant risk of challenge of such transaction by a Governmental Body.

Section 2.10 Real Property. The Company does not own, lease or sublease and has never owned, leased or subleased any real property, and the Company is not obligation to and has no option to acquire an ownership interest in or lease or sublease of any real property.

Section 2.11 Personal Property. The Company has no, and has never had any, equipment, tangible assets or other tangible personal property.

Section 2.12 Intellectual Property.

(a) Section 2.12(a) of the Disclosure Schedule sets forth all Company Registrations and Company Owned Intellectual Property since the Company’s inception.  The Company has never made any filings with the U.S. Patent and Trademark Office. The Company exclusively owns or possesses sufficient legal rights to all Intellectual Property Rights used in or necessary to the conduct of the Company’s business as now conducted and as contemplated to be conducted by the Company as of the Closing, free and clear of any Liens, and all such Intellectual Property Rights are set forth on Section 2.12(a) of the Disclosure Schedule.

(b) The Company has taken commercially reasonable measures to maintain and protect the proprietary nature of each item of Company Intellectual Property, and to maintain in confidence all trade secrets and Confidential Information comprising a part thereof. The Company has complied with all applicable contractual and legal requirements pertaining to data collection, use, privacy, protection and security. No complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made or, to the Knowledge of the Company, threatened against the Company. There has been no unauthorized disclosure of any third-party proprietary or Confidential Information in the possession, custody or control of the Company.

(c) No product, product candidate or service marketed or sold (or proposed to be marketed or sold) by the Company or the conduct of the business of the Company, as it is currently conducted and as it is contemplated to be conducted by the Company as of the Closing, infringes, violates or constitutes a misappropriation, or will infringe, violate or constitute a misappropriation, of any Intellectual Property Rights of any third-party. The Company has not received any complaint, claim or notice (i) alleging any such infringement, violation or misappropriation, or that, by conducting its business, the Company would infringe, violate or misappropriate any Intellectual Property Rights of any other Person, or (ii) advising that such Person is challenging or threatening to challenge the ownership, use, legality, validity or enforceability of any Company Intellectual Property.

(d) To the Knowledge of the Company, no Person (including any current or former employee or consultant of the Company) has infringed, violated or misappropriated, or is infringing, violating or misappropriating, the Company Intellectual Property and there are no facts or circumstances that could reasonably be expected to result in any of the foregoing or of any current or anticipated claims against a third Person relating to the foregoing.

(e) The Company has not assigned, transferred, licensed, distributed or otherwise granted any right to any Person, or covenanted not to assert any right, with respect to any past, existing or future Company Intellectual Property. The Company has not agreed to indemnify any Person against any infringement, violation or misappropriation of any Intellectual Property Rights with respect to any third-party Intellectual Property Rights. The Company is not a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property Rights to any Person.

(f) Section 2.12(f) of the Disclosure Schedule sets forth (i) each item of Company Licensed Intellectual Property and the license or agreement pursuant to which the Company Exploits it (excluding currently-available, off the shelf software programs that are licensed by the Company pursuant to “shrink wrap” licenses, the total fees associated with which are less than $5,000), and (ii) each agreement, assignment or other instrument pursuant to which the Company has obtained any joint or sole ownership interest in or to each item of Company Owned Intellectual Property.

(g) The Company is not subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation (i) restricting in any manner the use, transfer or licensing by the Company of the Company Intellectual Property, or (ii) that may affect the validity, use or enforceability of the Company Intellectual Property or any product, product candidate or service of the Company related thereto.

(h) Each independent contractor of or consultant to the Company has executed a valid and binding written agreement, substantially in the form or forms provided to the Purchaser (each, an “Assignment Agreement”), expressly assigning to the Company all right, title and interest in any inventions and works of authorship, whether or not patentable, invented, created, developed, conceived and/or reduced to practice during the term of such independent contractor’s work for the Company, and all Intellectual Property Rights therein, and has waived all moral rights therein to the extent legally permissible. All Company Owned Intellectual Property was developed by agents, consultants, contractors or other Persons who have executed appropriate Assignment Agreements. To the extent that any Company Intellectual Property has been developed or created by a third party for the Company, the Company has a written agreement with such third party with respect thereto and the Company thereby either (x) has obtained ownership of and is the exclusive owner of, or (y) has obtained a license (sufficient for the conduct of its business as currently conducted) to, all of such third party’s Intellectual Property in such work, material or invention by operation of law or by valid assignment.

(i) No current or former independent contractor of or consultant to the Company has any rights in or to the Company Intellectual Property.

(j) The execution and delivery of this Agreement by the Company and the Members, the consummation by the Company and the Members of the transactions contemplated by this Agreement and the Member Related Agreements and the Company continuing to operate its business immediately after the Closing in the same manner as operated immediately prior to the Closing after giving effect to the consummation of the transactions contemplated by this Agreement and the Member Related Agreements will not result in the breach of, or create on behalf of any third-party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Company Intellectual Property, or (ii) any license, sublicense and other agreement to which the Company is a party and pursuant to which the Company is authorized to use any third-party Intellectual Property Rights that are useful to the business of the Company, as it is currently conducted and as it is contemplated to be conducted by the Company as of the Closing.

(k) Since its inception, the Company has not used and does not use any software except currently-available, off the shelf software programs that are licensed by the Company pursuant to “shrink wrap” licenses, the total fees associated with which are less than $5,000.

Section 2.13 Agreements.

(a) The Company is not a party to or bound by any written or oral:

(i) pension, profit sharing, stock option, employee stock purchase, bonus or other plan or arrangement providing for deferred or other compensation to employees, former employees or consultants, or any other employee benefit plan or arrangement, or any collective bargaining agreement or any other Contract with any labor union, or severance agreements, programs, policies or arrangements;

(ii) contract for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis or relating to loans to officers, directors, managers or Affiliates;

(iii) Contract providing for indemnification of any officer, director, employee or agent;

(iv) Contract under which the Company has advanced or loaned any other Person amounts in the aggregate exceeding $25,000;

(v) agreement or indenture relating to borrowed money or other Indebtedness or the mortgaging, pledging or otherwise placing or creating of a Lien on any asset or group of assets of the Company;

(vi) guaranty, pledge, performance or completion bond, surety or similar agreement or arrangement;

(vii) Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(viii) lease or agreement under which the Company is lessee of or holds or operates any property, real or personal, owned by any other party, except for any lease of real or personal property under which the aggregate annual rental payments do not exceed $25,000;

(ix) lease or agreement under which the Company is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company;

(x) Contract or group of related Contracts with the same party or group of affiliated parties, the performance of which involves consideration in the aggregate in excess of $50,000, other than purchase and sales orders incurred in the ordinary course of business consistent with past practice;

(xi) assignment, license, indemnification or agreement with respect to any intangible property (including any Intellectual Property Rights);

(xii) Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Intellectual Property Rights, except for licenses to use shrink-wrap or off-the-shelf software with a cost to the Company of less than $10,000 per user or per copy, as applicable;

(xiii) warranty agreement with respect to its services rendered or its products sold or leased;

(xiv) Contract relating to the purchase or sale of any product, product candidate or other asset by or to, or the performance of any services by or for, any Related Party;

(xv) sales, distribution, supply or franchise agreement or other agreement involving an agency relationship;

(xvi) advertising, vendor rebate or product purchase or sale discount agreement;

(xvii) Contract for capital expenditures or the acquisition or construction of fixed assets requiring the payment by the Company of an amount in excess of $25,000;

(xviii) Contract constituting or relating to a Government Contract or Government Bid;

(xix) Contract providing for an “earn out”, “performance guarantee” or other similar contingent payments by or to the Company;

(xx) Contracts for the cleanup, abatement or other actions in connection with any Materials of Environmental Concern, the remediation of any existing environmental condition or relating to the performance of any environmental audit or study;

(xxi) Contract granting any Person an option or a right of first refusal, first-offer or similar preferential right to purchase or acquire any assets of the Company;

(xxii) Contract for the granting or receiving of a license, sublicense or franchise or under which any Person is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment, except for Contracts relating to the use of shrink-wrap or off-the-shelf software with a cost to the Company of less than $10,000 per user or per copy, as applicable;

(xxiii) outstanding power of attorney empowering any Person to act on behalf of the Company;

(xxiv) tax-sharing Contracts;

(xxv) Contract that was entered into outside the ordinary course of business or was inconsistent with the Company’s past practices;

(xxvi) agreement with a term of more than 60 days which is not terminable by the Company upon less than 30 days’ notice without penalty and involves a consideration in excess of $50,000 annually;

(xxvii) Contract regarding voting, transfer, issuance or other arrangements related to the Company’s equity interests or rights to acquire the Company’s equity interests;

(xxviii) Contract that (A) limits the ability of the Company, or any officers or directors, employees, members or other equityholders, agents or Representatives of the Company (in their capacities as such) to compete in any line of business or with any Person or in any geographic area or during any period of time, (B) would by its terms purport to be binding upon or impose any obligation upon the Purchaser or any of its Affiliates, (C) contains any so called “most favored nation” provisions or any similar provision requiring the Company to offer a third party terms or concessions (including levels of service or content offerings) at least as favorable as offered to one or more other parties, or (D) provides for “exclusivity,” preferred treatment or any similar requirement or under which the Company is restricted, or which after the Closing would restrict the Purchaser or any of its Affiliates, with respect to distribution, licensing, marketing, co-marketing or development; or

(xxix) other agreement which is material to its operations and business prospects or involves a consideration in excess of $25,000 annually.

(b) The Contracts, leases, agreements and instruments set forth or required to be set forth on Section 2.13(a) of the Disclosure Schedule (the “Material Contracts”) are in full force and effect and are valid, binding and enforceable in accordance with their respective terms. (i) The Company has performed all material obligations required to be performed by it and is not in default under or in breach of nor in receipt of any claim of default or breach under any Material Contract; (ii) no event has occurred which (with or without the passage of time or the giving of notice or both) would, or could reasonably be expected to, (A) result in a default, breach or event of noncompliance by the Company under any Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Material Contract, or (D) give any Person the right to cancel, terminate or modify any Material Contract; (iii) the Company has no present expectation or intention of not fully performing all such obligations; and (iv) there is no breach or anticipated breach by the other parties to any Material Contract. The consummation of the transactions contemplated by this Agreement and the Member Related Agreements shall not (either alone or upon the occurrence of additional acts or events) result in any payment or payments becoming due from the Company or the Purchaser or any of its Affiliates to any Person or give any Person the right to terminate or alter the provisions of any Material Contract.

(c) The Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Material Contract;

(d) The Company has not waived any of its rights under any Material Contract;

(e) The Company is not a party to any Contract, agreement or commitment the performance of which could reasonably be expected to have a Company Material Adverse Effect.

(f) There is no term, obligation, understanding or agreement that would modify any term of a written Material Contract or any right or obligation of a party thereunder which is not reflected on the face of such Material Contract.

(g) No Person is renegotiating, or has a right pursuant to the terms of any Material Contract to renegotiate, any amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract. The Company is not a party to any Contract that obligates the Company to provide products or services below the Company’s cost of such product or service.

(h) The Company has provided to the Purchaser a true, correct and complete copy of each of the written Material Contracts, and a written summary description of each of the oral Material Contracts, if any, together with all amendments, waivers or other changes thereto.

Section 2.14 Litigation.

(a) There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened (i) against or affecting the Company or any of the assets owned, used or controlled by the Company or any Person whose liability the Company has or may have retained or assumed, either contractually or by operation of law (or pending or, to the Knowledge of the Company, threatened against or affecting any of the Members or the officers, directors, managers or employees of the Company with respect to its business or proposed business activities), or pending or threatened by the Company against any Person, at law or in equity, or before or by any Governmental Body (including any Legal Proceedings with respect to the transactions contemplated by this Agreement), or (ii) that relate to the ownership of any equity interest in the Company, or any right to receive consideration as a result of this Agreement.

(b) The Company has never been subject to any Legal Proceedings under collective bargaining agreements or otherwise or any governmental investigations or inquiries.

(c) There is no reasonable basis for any of the foregoing. The Company is not subject to any judgment, order or decree of any court or other Governmental Body, and the Company has not received any notice from legal counsel to the effect that it is exposed, from a legal standpoint, to any material liabilities. There are no actions, suits, proceedings (including any arbitration proceedings), orders, investigations or claims pending or, to the Knowledge of the Company, threatened against or affecting any Member in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated by this Agreement.

Section 2.15 Environmental Matters. The Company is in compliance with all applicable Environmental Laws; the Company has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law.

Section 2.16 Employee Matters.

(a) The Company does not have, and since its inception has not had, any employees, including any temporary or leased employees.

(b) Section 2.16(b) of the Disclosure Schedule sets forth a true, correct and complete list of all consultants and independent contractors used by the Company as of the date of this Agreement, specifying the name of the consultant or independent contractor, type of services provided, fees paid to such consultant or independent contractor since the Company’s inception, work location and address, their approximate dates of service, and a true, correct and complete description of the  Company’s obligations to each such consultant and independent contractor. The Company has provided to the Purchaser a true, correct and complete copy of each written agreement with each consultant and independent contractor set forth on Section 2.16(b) of the Disclosure Schedule. Each of the consultant and independent contractor relationships with the Persons set forth on Section 2.16(b) of the Disclosure Schedule is terminable at will without notice and without pay (except for fees or other sums payable through the date of termination, each as set forth in the Disclosure Schedule). The Company has never made use of consultants, independent contractors or other non-employee service providers who performed services of the type customarily performed by employees.

(c) The Company has not made any written or verbal commitments to any officer, employee, former employee, consultant or independent contractor of the Company with respect to compensation, promotion, retention, termination, severance or similar matter in connection with the transactions contemplated by this Agreement or otherwise.

(d) Each Person classified as an independent contractor or other non-employee service provider of the Company has, at all times, properly been classified and treated as an independent contractor or other non-employee service provider for all purposes including, but not limited to, Tax purposes. The Company is, and has at all times been, in compliance with all applicable Laws and contracts relating to its independent contractors and other non-employee service providers. There are no claims pending or threatened against the Company, by any independent contractor, other non-employee service provider or third party, in respect of any accident or injury.

(e) All amounts due in relation to independent contractors or other non-employee service providers of the Company have been paid.

(f) The Company is not a federal or state contractor.

Section 2.17 Employee Benefit Plans. The Company does not maintain, and since its inception has not maintained, any bonus, pension, stock option, stock purchase, benefit, welfare, profit-sharing, retirement, disability, vacation, severance, hospitalization, insurance, incentive, deferred compensation and other similar fringe or employee benefit plans, funds, programs or arrangements, whether written or oral, in each of the foregoing cases which cover, are maintained for the benefit of, or relate to any or all current or former employees of the Company and any other Entity related to the Company under Sections 414(b), (c), (m) and (o) of the Code (an “Employee Plan”). The Company has not announced or entered into any plan or binding commitment to create, adopt or cause to exist any Employee Plan.

Section 2.18 Compliance With Laws; Governmental Authorizations.

(a) The Company is, and has at all times been, in compliance with all applicable Laws, except where non-compliance could not reasonably be expected to result in a Company Material Adverse Effect. The Company has not received any notice or other communication from any Governmental Body or any other Person regarding any actual, alleged, possible or potential material violation of, or failure to materially comply with, any Law.

(b) The Company does not own or possess, and has not since its inception owned or possessed, or been required to own or possess, any Governmental Authorizations.

Section 2.19 Insurance. Section 2.19 of the Disclosure Schedule sets forth a true, correct and complete list of all insurance policies and fidelity bonds maintained by, at the expense of or for the benefit of the Company and its employees, officers and directors for the current policy year, and the Company has provided to the Purchaser true, correct and complete copies of the insurance policies set forth on Section 2.19 of the Disclosure Schedule. Since its inception, the Company has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, (c) material adjustment in the amount of the premiums payable with respect to any insurance policy, or (d) denial of coverage with respect to any claim submitted by the Company to an insurer. All premiums required to be paid with respect thereto covering all periods up to and including the Closing Date have been or will be paid in a timely fashion and there has been no lapse in coverage under such policies or failure of payment that will cause coverage to lapse during any period for which the Company has conducted its operations. The Company does not have any obligation for retrospective premiums for any period prior to the Closing Date.

Section 2.20 Brokerage and Transaction Bonuses. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Company. The Members shall pay, and hold the Company, the Purchaser and its Affiliates harmless against, any liability, loss or expense (including  reasonable attorneys’ fees and out of pocket expenses) arising in connection with any such claim, brokerage commission, finders’ fee or special bonus or other similar compensation.

Section 2.21 Title to and Sufficiency of Assets. The Company owns, and has good, valid, transferable and marketable title to all of the rights of the Company under the Material Contracts. The Company owns or has the valid and enforceable right to use all assets, tangible or intangible, necessary for the conduct of its business as presently conducted.

Section 2.22 Inventory. The Company does not have, and has not since its inception had, any inventory.

Section 2.23 Bank Accounts. Section 2.23 of the Disclosure Schedule sets forth true, correct and complete information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution, including the name of the bank or financial institution, the account number, the balance as of the date of this Agreement (and whether any cash comprising such balances is “restricted cash”) and the names of all individuals authorized to draw on or make withdrawals from such accounts (and no changes to such information shall have occurred as of the Closing Date).

Section 2.24 Accounts Receivable and Payable. The Company has no accounts receivable.  Except for the Transaction Expenses and other expenses incurred in respect of the Company’s legal counsel, advisors and consultants, and the Company’s website and marketing efforts, which expenses will be satisfied by the Company as of immediately prior to the Closing, in each case as described on Section 2.24 of the Disclosure Schedule, the Company has no accounts payable or other financial obligations.

Section 2.25 Product and Service Warranties. Since its inception the Company has not sold or licensed any products, rendered any services or issued any product or service guaranty, warranty or indemnity.

Section 2.26 Related Party Transactions. No Related Party has, or has at any time had, any direct or indirect interest in any asset used in or otherwise relating to the business of the Company. No Related Party is, or has been, indebted to the Company. No Related Party is competing, or has since the Company’s inception competed, directly or indirectly, with the Company. No Related Party has entered into, or has had any direct or indirect financial interest in, any Material Contract, transaction or business dealing involving the Company. No Related Party has any claim or right against the Company.

Section 2.27 Customers and Suppliers. Since its inception the Company has not had, and does not currently have, any Customers or Suppliers.

Section 2.28 Import/Export Control. Since its inception the Company has not imported or exported, and does not currently import or export, any products or services.

Section 2.29 Certain Payments. Neither the Company nor any manager, officer, employee, agent, consultant or other Person associated with or acting for or on behalf of the Company, has at any time, directly or indirectly: (a) used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, including without limitation any payments made in violation of the FCPA or the UK Bribery Act, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature; (b) made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of the Company; (c) made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person; (d) performed any favor or given any gift which was not deductible for federal income tax purposes; (e) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; or (f) agreed, committed, offered or attempted to take any of the actions described in clauses (a) through (e) above.

Section 2.30 Personal Information and Privacy. Since its inception the Company has not collected Personal Information, and the Company has been and is now in compliance with the requirements of all Privacy Laws applicable to it which govern the collection, use and disclosure of Personal Information.

Section 2.31 Manufacturing. Since its inception the Company has not maintained any manufacturing facilities or operations.

Section 2.32 Regulatory Filings. The Company has made all required registrations and filings with and submissions to all applicable Governmental Bodies relating to the operation of the business of the Company. All such registrations, filings and submissions were in compliance in all material respects with all Laws and other requirements when filed. No material deficiencies have been asserted by any such applicable Governmental Bodies with respect to such registrations, filings or submissions and no facts or circumstances exist which would indicate that a material deficiency may be asserted by any such authority with respect to any such registration, filing or submission.

Section 2.33 Product Candidates. Since its inception the Company (i) has not had any products or product candidates, and (ii) has not conducted any pre-clinical or clinical trials.

Section 2.34 Full Disclosure. Neither this Agreement nor the Disclosure Schedule (a) contains any representation, warranty or information that is false or misleading with respect to any fact, or (b) omits to state any fact necessary in order to make the representations, warranties and information contained in this Agreement and the Disclosure Schedule, in the light of the circumstances under which such representations, warranties and information were or will be made or provided, not false or misleading.

ARTICLE III

Representations and Warranties of Each Member

Except as set forth on the Disclosure Schedule, each Member hereby, severally and not jointly, represents and warrants to the Purchaser, as of the date of this Agreement and as of the Closing Date, as set forth below.

Section 3.1 Authority, No Conflict; Required Filings and Consents.

(a) The Member has full power and authority to do and perform all acts and things to be done by it under this Agreement. The Member has all requisite power and authority to enter into this Agreement and any Member Related Agreement to which it is a party, perform its obligations under this Agreement and any Member Related Agreement to which it is a party and to consummate the transactions contemplated by this Agreement and any Member Related Agreement to which it is a party. This Agreement has been duly executed and delivered by the Member and constitutes the legal, valid and binding obligation of the Member, enforceable against the Member in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

(b) Neither the execution, delivery or performance by the Member of this Agreement or any of the Member Related Agreements, nor the consummation of the transactions contemplated by this Agreement or any of the Member Related Agreements, will directly or indirectly (with or without notice or lapse of time, or both): (i) contravene, conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of modification, termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require notice to any Person or a consent or waiver under, constitute a change in control under, require the payment of a fee or penalty under or result in the creation or imposition of any Lien upon or with respect to any asset owned or used by the Member under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, Contract or other agreement, instrument or obligation to which the Member is a party or by which it or any of its properties or assets may be bound; (ii) contravene, conflict with or violate, or give any Person the right to challenge any of the transactions contemplated by this Agreement or any of the Member Related Agreements or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which the Member is subject; or (iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Member or that otherwise relates to the business of the Member or to any of the assets owned, used or controlled by the Member.

Section 3.2 Ownership; Title to Membership Interests.

(a) The Member is the record and beneficial owner of the Membership Interests shown as owned by the Member on Section 3.2 of the Disclosure Schedule. The Member has, and immediately prior to the Closing, will have, good and valid title to the Membership Interests to be sold by the Member pursuant to this Agreement, free and clear of all Liens.

(b) Upon: (i) receipt by the Member of the Member’s portion of the Purchaser Stock Consideration in accordance with Section 1.4, and (ii) transfer of the Membership Interests owned by the Member to the Purchaser in accordance with the terms of this Agreement, the Purchaser will receive good and valid title to such Membership Interests, free and clear of all Liens.

(c) There are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Member is a party or by which the Member is bound obligating the Member to exchange, transfer, deliver or sell, or cause to be exchanged, transferred, delivered or sold, the Membership Interests or other equity interests of the

Company owned by the Member or any security or rights convertible into or exchangeable or exercisable for any such Membership Interests or other equity interests. The Member is not a party to or bound by any agreements or understandings with respect to the voting (including pooling agreements, voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any of the Membership Interests or other equity interests of the Company owned by the Member.

Section 3.3 Litigation. There are no Legal Proceedings pending or, to the Knowledge of the Member, threatened that relate to the Membership Interests or any right to receive consideration as a result of this Agreement. There are no actions, suits, proceedings (including any arbitration proceedings), orders, investigations or claims pending or, to the Knowledge of the Member, threatened against or affecting the Member in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated by this Agreement.

Section 3.4 Brokerage and Transaction Bonuses. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Member. There are no special bonuses or other similar compensation payable to any employee of the Member in connection with the transactions contemplated by this Agreement and the Member Related Agreements. The Member shall pay, and hold the Company, the Purchaser and its Affiliates harmless against, any liability, loss or expense (including  reasonable attorneys’ fees and out of pocket expenses) arising in connection with any such claim, brokerage commission, finders’ fee or special bonus or other similar compensation.

Section 3.5 Restricted Securities. The Member understands that the shares of Purchaser Common Stock and the Sorrento Common Stock have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Member’s representations as expressed herein.  The Member understands that the shares of Purchaser Common Stock and Sorrento Common Stock are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Member must hold the shares of Purchaser Common Stock and Sorrento Common Stock indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available.  The Member acknowledges that neither the Purchaser nor Sorrento has any obligation to register or qualify the Purchaser Common Stock or the Sorrento Common Stock for resale.  The Member further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Purchaser Common Stock and the Sorrento Common Stock, and on requirements relating to the Purchaser and Sorrento which are outside of the Member’s control, and which the Purchaser and Sorrento are under no obligation and may not be able to satisfy.

Section 3.6 No Public Market. The Member understands that no public market now exists for the Purchaser Common Stock, and that the Company has made no assurances that a public market will ever exist for the Purchaser Common Stock.

Section 3.7 Accredited Investor. The Member is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

Section 3.8 Investment Experience. The Member represents that he, she or it is a sophisticated investor experienced in evaluating and investing in private placement transactions of securities of companies in similar stage of development as the Purchaser and Sorrento and acknowledges that the Member can bear the economic risk of its investment for an indefinite period of time, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Purchaser Common Stock and the Sorrento Common Stock.

Section 3.9 Foreign Investors. If the Member is not a United States person (as defined by Section 7701(a)(30) of the Code), the Member hereby represents that he, she or it has satisfied himself, herself or itself as to the full observance of the laws of his, her or its jurisdiction in connection with any invitation to subscribe for the Purchaser Common Stock or the Sorrento Common Stock or any use of this Agreement, including (a) the legal requirements within its jurisdiction for the purchase of the Purchaser Common Stock and the Sorrento Common Stock, (b) any foreign exchange restrictions applicable to such purchase, (c) any governmental or other consents that may need to be obtained, and (d) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Purchaser Common Stock and the Sorrento Common Stock.  The Member’s beneficial ownership of the Purchaser Common Stock or the Sorrento Common Stock will not violate any applicable securities or other laws of the Member’s jurisdiction.

Section 3.10 No General Solicitation. Neither the Member, nor any of his, her or its officers, managers, employees, agents, members or partners has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Purchaser Common Stock or the Sorrento Common Stock.

Section 3.11 Residence. The Member resides in the state or province identified in the address of the Member set forth on Section 3.11 of the Disclosure Schedule.  The state or province in which the Member resides is not a community property state.

Section 3.12 Legends. The Member understands that the Purchaser Common Stock and the Sorrento Common Stock acquired hereunder and any securities issued in respect of or exchange therefor may bear any one or more of the following legends:  (a) any legend required by the securities laws of any state to the extent such laws are applicable to the Purchaser Common Stock or the Sorrento Common Stock represented by the certificate so legended, (b) customary legends to the effect that the Purchaser Common Stock and the Sorrento Common Stock have not been registered under the Securities Act and that the transfer thereof may be accordingly restricted, and (c) the legend set forth in Section 5.5.

Section 3.13 Investment Purpose; Disclosure of Information.

(a) The Member has requested, received, reviewed and considered all the information the Member deems necessary, appropriate or relevant as a prudent and knowledgeable investor in evaluating the investment in Purchaser Common Stock and the Sorrento Common Stock. The Member further represents that the Member has had an opportunity to ask questions of and receive answers from the Purchaser regarding the terms and conditions of the offering of the shares of Purchaser Common Stock and the Sorrento Common Stock and the business, prospects and financial condition of the Purchaser and Sorrento necessary to verify the accuracy of any information furnished to the Member or to which the Member had access.

(b) The Member is acquiring the shares of Purchaser Common Stock or Sorrento Common Stock pursuant to this Agreement in the ordinary course of the Member’s business and for the Member’s own account for investment purposes only and with no present intention of distributing any Purchaser Common Stock or Sorrento Common Stock, and no arrangement or understanding exists with any other persons regarding the distribution of Purchaser Common Stock or Sorrento Common Stock.

ARTICLE IV

Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Company and each of the Members, as of the date of this Agreement and as of the Closing Date, as set forth below.

Section 4.1 Organization and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite and necessary power and authority to own, lease, use and operate its properties and assets and to carry on and conduct its business as now being conducted and as proposed to be conducted as of the Closing Date and is in good standing as a foreign corporation (or equivalent status in the relevant jurisdiction) in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary or advisable. The Purchaser has full corporate power and authority to do and perform all acts and things to be done by it under this Agreement.

Section 4.2 Authority, No Conflict; Required Filings and Consents.

(a) The Purchaser has all requisite corporate power and authority to enter into this Agreement and any Purchaser Related Agreement to which it is a party, perform its obligations under this Agreement and any Purchaser Related Agreement to which it is a party and to consummate the transactions contemplated by this Agreement and any Purchaser Related Agreement to which it is a party. The execution and delivery of this Agreement and any Purchaser Related Agreement to which it is a party and the consummation of the transactions contemplated by this Agreement and any Purchaser Related Agreement to which it is a party by the Purchaser have been duly authorized by all necessary corporate action on the part of the Purchaser, and no other corporate action or proceeding on the part of the Purchaser or its board of directors is necessary to authorize the execution, delivery or performance of this Agreement, any Purchaser Related Agreement to which it is a party or the transactions contemplated by this Agreement or any Purchaser Related Agreement to which it is a party. This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

(b) Neither the execution, delivery or performance by the Purchaser of this Agreement or any of the Purchaser Related Agreements, nor the consummation of the transactions contemplated by this Agreement or any of the Purchaser Related Agreements, will directly or indirectly (with or without notice or lapse of time, or both): (i) contravene, conflict with, or result in any violation or breach of, any of the Purchaser’s Organizational Documents, (ii) contravene, conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of modification, termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require notice to any Person or a consent or waiver under, constitute a change in control under, require the payment of a fee or penalty under or result in the creation or imposition of any Lien upon or with respect to any asset owned or used by the Purchaser under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, Contract or other agreement, instrument or obligation to which the Purchaser is a party or by which it or any of its properties or assets may be bound, (iii) contravene, conflict with or violate, or give any Person the right to challenge any of the transactions contemplated by this Agreement or any of the Purchaser Related Agreements or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which the Purchaser is subject, or (iv) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Purchaser or that otherwise relates to the business of the Purchaser or to any of the assets owned, used or controlled by the Purchaser.

(c) No Governmental Authorization, or registration, declaration, notice or filing with, any Governmental Body is required by or with respect to the Purchaser: (i) in connection with the execution and delivery of this Agreement or any of the Purchaser Related Agreements by the Purchaser or the consummation by the Purchaser of the transactions contemplated by this Agreement or any of the Purchaser Related Agreements, or (ii) necessary for the Purchaser to operate its business immediately after the Closing in the same manner as operated immediately prior to the Closing after giving effect to the consummation of the transactions contemplated by this Agreement and the Purchaser Related Agreements.

Section 4.3 United States Person. Each of Purchaser and Sorrento is a “United States person” for United States tax purposes.

Section 4.4 Purchaser Stock Consideration.

(a) Each of Purchaser and Sorrento have taken all actions necessary to authorize and approve the issuance of the Purchaser Stock Consideration to be issued pursuant to this Agreement and, upon issuance, the Purchaser Stock Consideration to be issued pursuant to this Agreement will be validly issued, fully paid and non-assessable.  There are no statutory or contractual stockholder preemptive rights or rights of refusal with respect to the issuance of the Purchaser Stock Consideration.

(b) The Purchaser Stock Consideration will be, prior to the issuance, duly authorized, and when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable.  The creation, issue and allotment of the Purchaser Stock Consideration to the Members will comply with the Securities Act and the rules and regulations of all applicable Governmental Bodies.

(c) The Sorrento Common Stock is listed on The Nasdaq Stock Market LLC.

ARTICLE V

Certain Covenants and Agreements

Section 5.1 Tax Matters.

(a) Tax Periods Ending on or Before the Closing Date. The Members’ Representative shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Company for all Tax periods ending on or prior to the Closing Date that are due after the Closing Date (each, a “Pre-Closing Tax Period”).  The Members’ Representative shall provide Purchaser with copies of such Tax Returns at least ten Business Days prior to filing.

(b) Tax Periods Beginning Before and Ending After the Closing Date. The Purchaser shall prepare or cause to be prepared and timely file or cause to be timely filed any Tax Returns of the Company for Tax periods that begin before the Closing Date and end after the Closing Date (each, a “Straddle Tax Period”).

(c) Payment of Taxes. The Members shall be responsible for, and shall indemnify the Purchaser from and against, any Tax with respect to the Company that is attributable to a Pre-Closing Tax Period or to that portion of a Straddle Tax Period that ends on the Closing Date. Within five days prior to the due date for the payment of any such Tax, the Members shall pay to the Purchaser an amount equal to such excess. For purposes of this Section 5.1, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Tax Period, the portion of such Tax that relates to the portion of such Taxable period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount that would be payable if the relevant Tax period ended on the Closing Date.

(d) Cooperation on Tax Matters. The Purchaser, the Company and the Members shall cooperate as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 5.1 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees or agents available on a mutually convenient basis to provide additional information and explanation of any material provided under this Section 5.1(d).

(e) Transfer Taxes. Any Taxes or recording fees payable as a result of the purchase and sale of the Membership Interests or any other action contemplated by this Agreement (other than any federal, state, local or foreign Taxes measured by or based upon income or gains imposed upon the Purchaser) shall be paid by the Members. The parties shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications and other documents regarding Taxes and all transfer, recording, registration and other fees that become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed at or prior to the Closing.

Section 5.2 Accounts and Notes Receivable. From and after the Closing, if any Member receives or collects any Receivables, the Member shall remit any such amounts to the Purchaser or the Company within five days of each day on which the Member receives such sum.

Section 5.3 Cooperation with Financial Reporting. The Members shall cooperate to the extent reasonably requested by the Purchaser after the Closing, in connection with the preparation and auditing of financials for the Company. The Members shall provide all of the financial records and supporting documentation of the Company within 10 days following the Closing and shall make employees or agents available on a mutually convenient basis to provide additional information and explanation of any information provided under this Section 5.3.

Section 5.4 Release. In consideration for the Closing Consideration, as of and following the Closing Date, each Member knowingly, voluntarily and unconditionally releases, forever discharges, and covenants not to sue the Company from or for any and all claims, causes of action, demands, suits, debts, obligations, liabilities, damages, losses, costs and expenses (including attorneys’ fees) of every kind or nature whatsoever, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, that such Member has or may have, now or in the future, arising out of, relating to, or resulting from any act or omission, error, negligence, breach of contract, tort, violation of law, matter or cause whatsoever from the beginning of time to the Closing Date; provided, however, that the foregoing release shall not apply to any claims arising out of this Agreement.

Section 5.5 Restrictions on Transfers of Purchaser Common Stock. Each Member hereby agrees that such Member may not, in addition to any other applicable restrictions on transfer, without the Purchaser’s prior written consent, at any time on or prior to April 30, 2016, Transfer all or any portion of the shares of Purchaser Common Stock issued to such Member pursuant to this Agreement.  In furtherance of the foregoing, each Member acknowledges and agrees that, until April 30, 2016, the shares of Purchaser Common Stock acquired under this Agreement and any securities issued in respect of or exchange therefor will bear the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, AS SET FORTH IN A MEMBERSHIP INTEREST PURCHASE AGREEMENT AMONG THE COMPANY AND THE ORIGINAL HOLDERS OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.”

Section 5.6 Public Announcements. Following the Closing, none of the Members shall issue any press release or make any public statement regarding this Agreement or any of the transactions contemplated by this Agreement without the Purchaser’s prior written consent; provided, however, that nothing in this Agreement shall be deemed to prohibit any of the Members from making any public disclosure that such Member deems required under applicable Law; provided, further, that without the prior written consent of the Purchaser, no Member shall at any time disclose to any Person the fact that this Agreement has been entered into or any of the terms of this Agreement other than to such parties’ advisors who such Member reasonably determines needs to know such information for the purpose of advising such Member, it being understood that such advisor will be informed of the confidential nature of this Agreement and the terms of this Agreement and will be directed to treat such information as confidential in accordance with the terms of this Agreement.

Section 5.7 Reasonable Efforts; Further Assurances; Cooperation. Subject to the other provisions of this Agreement, each party shall use its reasonable, good faith efforts to perform its obligations under this Agreement and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to cause the transactions contemplated by this Agreement to be effected as soon as practicable in accordance with the terms of this Agreement, and shall cooperate fully with each other party and its Representatives in connection with any step required to be taken as a part of its obligations under this Agreement, including the following:

(a) Each party shall promptly notify the other parties of (and provide written copies of) any communications from or with any Governmental Body in connection with the transactions contemplated by this Agreement;

(b) In the event any claim, action, suit, investigation or other proceeding by any Governmental Body or other Person is commenced that questions the validity or legality of the transactions contemplated by this Agreement or seeks damages in connection therewith, the parties shall (i) cooperate and use all reasonable efforts to defend against such claim, action, suit, investigation or other proceeding, (ii) in the event an injunction or other order is issued in any such action, suit or other proceeding, use all reasonable efforts to have such injunction or other order lifted, and (iii) cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated by this Agreement; and

(c) The Company and the Members shall, at the Company’s sole cost and expense (or, at the Member’s sole cost and expense if after the Closing), give all notices to third parties and use its best efforts (in consultation with the Purchaser) to obtain all third-party consents (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) required to be given or obtained in connection with the transactions contemplated by this Agreement, or (iii) required to prevent a Company Material Adverse Effect, whether prior to or as a result of the Closing.

Section 5.8 Execution of Exclusive License Agreements. The Company, the Members and the Purchaser shall each use, in good faith, their commercially reasonable efforts to negotiate and cause the finalization and execution of those certain draft Exclusive License Agreements between Prospect CharterCare RWMC, LLC d/b/a Roger Williams Medical Center (“RWMC”) and the Company with respect to the IL-13 R-CAR, the Anti-kit CAR-T, and Anti-HIV Designer T Cells, respectively (the “License Agreements”), in each case in substantially the same form as has been previously requested by the Purchaser.  The Purchaser acknowledges and agrees that any and all fees or costs due to RWMC pursuant to the execution of the License Agreements shall be payable by the Purchaser, on behalf of the Company, following the Closing, in accordance with the terms of the License Agreements, and that the Members shall not be responsible for any such fees.

Section 5.9 Dissolution of CARgenix, Inc. Within thirty days of the Closing, the Members’ Representative shall deliver to the Purchaser evidence reasonably satisfactory to the Purchaser that CARgenix, Inc. has been dissolved in accordance with applicable Laws.

ARTICLE VI

Conditions Precedent to the Obligations of the Purchaser

The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or written waiver by the Purchaser), at or prior to the Closing, of each of the following conditions:

Section 6.1 Accuracy of Representations. Each of the representations and warranties of the Company and the Members contained in this Agreement and the Member Related Agreements that are qualified as to materiality shall be true and correct in all respects, and each of the representations and warranties of the Company and each of the Members contained in this Agreement and the Member Related Agreements that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same force and effect as though made as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case the accuracy of such representation and warranty shall be determined as of such date).

Section 6.2 Performance of Covenants. Each of the covenants and obligations set forth in this Agreement that the Company and each of the Members is required to comply with or perform at or prior to the Closing shall have been complied with or performed in all material respects.

Section 6.3 Company Compliance Certificate. The Company shall have delivered, or caused to be delivered, to the Purchaser a certificate executed by the Managing Members of the Company as to compliance with the conditions set forth in Sections 6.1, 6.2 and 6.9 (the “Company Compliance Certificate”).

Section 6.4 Consents. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Person required in connection with the execution, delivery or performance of this Agreement or any of the Member Related Agreements shall have been obtained by the Company, or made by or on behalf of the Company, at the Company’s sole cost and expense, and shall be in full force and effect, in each case in form and substance reasonably satisfactory to the Purchaser.

Section 6.5 Managing Members’ Certificate. The Company shall have delivered a certificate, dated as of the Closing Date, signed by the Managing Members of the Company, (a) attaching copies of the Organizational Documents, and any amendments thereto, of the Company, (b) certifying that attached thereto are true, correct and complete copies of actions by written consent or resolutions duly adopted by the Members of the Company which adopt this Agreement and any Member Related Agreement and authorize and approve the execution, delivery and performance of this Agreement and each Member Related Agreement and the consummation of the transactions contemplated by this Agreement and the Member Related Agreements, (c) certifying the good standing (or equivalent status in the relevant jurisdiction) of the Company in its jurisdiction of incorporation or organization and in each other jurisdiction where it is qualified to do business (or equivalent status in the relevant jurisdiction) and that there are no proceedings for the dissolution or liquidation of the Company, and (d) certifying the incumbency, signature and authority of the officers of the Company authorized to execute, deliver and perform this Agreement and all other documents, instruments or agreements related thereto executed or to be executed by the Company.

Section 6.6 Ancillary Agreements and Deliveries. The Company and the Members shall have delivered, or caused to be delivered, to the Purchaser the following agreements and documents, each of which shall be in full force and effect as of the Closing and shall not have been amended or modified as of the Closing:

(a) assignments of the Membership Interests, duly executed and in form and substance reasonably satisfactory to the Purchaser;

(b) the organizational record books and minute books of the Company;

(c) written resignations of the managing members and officers of the Company, effective as of the Closing Date;

(d) a certificate in such form as may be reasonably requested by counsel to the Purchaser that complies with Treasury Regulation Section 1.1445-2(c)(3);

(e) evidence, in form and substance reasonably satisfactory to the Purchaser, that each consent, approval, order or authorization of, or registration, declaration or filing with any Person required in connection with the execution, delivery or performance of this Agreement has been obtained or made and is in full force and effect;

(f) an accredited investor questionnaire, in form reasonably satisfactory to the Purchaser, executed by each Member; and

(g) all other documents required to be entered into by the Company and the Members pursuant to this Agreement or reasonably requested by the Purchaser to convey the Membership Interests to the Purchaser or to otherwise consummate the transactions contemplated by this Agreement or any Member Related Agreement.

Section 6.7 Release of Liens. The Members shall have delivered, or caused to be delivered, to the Purchaser evidence reasonably satisfactory to the Purchaser that all Liens (other than Permitted Liens) affecting any of the assets of the Company, if any, have been released.

Section 6.8 Restrictive Agreements. The Company shall have delivered to the Purchaser the restrictive agreements, each in substantially the form of Exhibit B attached to this Agreement (collectively, the “Restrictive Agreements”), executed by the Purchaser and each of the individuals listed on Schedule 6.8, and each of the Restrictive Agreements shall be in full force and effect as of the Closing, shall not have been amended or modified and shall not provide for or require the payment of any consideration to any such individual.  In consideration of each of the individuals listed on Schedule 6.8 entering into the Restrictive Agreements, and in accordance with Section 1.4, the Purchaser shall issue to each such individual: (a) such number of Non-Escrow Shares as is equal to the quotient obtained by dividing $20,000 by the Per Share Price, rounded down to the nearest whole share, to Prakash Sampath, and (b) such number of Non-Escrow Shares as is equal to the quotient obtained by $10,000 by the Per Share Price, rounded down to the nearest whole share, to Steven Katz (collectively, the “Restrictive Agreement Shares”).  For the avoidance of doubt, and notwithstanding anything herein to the contrary, the Restrictive Agreement Shares shall be subject to the Repurchase in the same manner as the other Non-Escrow Shares.

Section 6.9 No Material Adverse Effect. There shall not have occurred a Company Material Adverse Effect, and no event shall have occurred or circumstance exist that, in combination with any other events or circumstances, could reasonably be expected to have a Company Material Adverse Effect.

Section 6.10 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated by this Agreement shall have been issued by any

Governmental Body, and there shall not be any Law enacted or deemed applicable to the transactions contemplated by this Agreement that makes the transactions contemplated by this Agreement illegal or unduly burdensome to the Purchaser or would subject the Purchaser or the Company to sanctions if this transactions contemplated by this Agreement are consummated.

Section 6.11 No Litigation. There shall not be pending or threatened any Legal Proceeding by or before any Governmental Body or any other Person against the Purchaser, a Member or the Company  (a) seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or any agreement entered into in connection with this Agreement, (b) seeking to restrain or prohibit the Purchaser’s direct or indirect ownership or operation of all or a significant portion of the business and assets of the Company, or to compel the Purchaser or any of its Subsidiaries or Affiliates to dispose of or hold separate any significant portion of the business or assets of the Company, (c) seeking to restrain or prohibit or make materially more costly the consummation of the transactions contemplated by this Agreement, or seeking to obtain from the Purchaser or the Company any damages in excess of $25,000, (d) seeking to impose limitations on the ability of the Purchaser to acquire or hold, or exercise full rights of ownership of the Membership Interests, or (e) which otherwise could reasonably be expected to have a Company Material Adverse Effect.

Section 6.12 Due Diligence Review. The Purchaser shall have completed the due diligence review of the business, results of operations, condition (financial and otherwise), prospects, assets and liabilities of the Company and its business and the results of such due diligence shall be satisfactory to the Purchaser in its sole and absolute discretion.

Section 6.13 Related Party Transactions. The Company and the Members shall have delivered, or caused to be delivered, to the Purchaser evidence reasonably satisfactory to the Purchaser, that: (a) all amounts owed to the Company by any Member or any Related Party have been paid as of the Closing Date, and (b) all debts of the Company owed to any Member or to any Related Party have been cancelled as of the Closing Date.

Section 6.14 Discharge of Indebtedness. The Company and the Members shall have delivered, or caused to be delivered, to the Purchaser evidence reasonably satisfactory to the Purchaser that all of the Company’s Indebtedness has been satisfied and discharged as of the Closing.

ARTICLE VII

Conditions Precedent to Obligations of the Company and the MemberS

The obligations of the Company and the Members to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or written waiver by the Members’ Representative), at or prior to the Closing, of the following conditions:

Section 7.1 Accuracy of Representations. Each of the representations and warranties of the Purchaser contained in this Agreement that are qualified as to materiality shall be true and correct in all respects, and each of the representations and warranties of the Company contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same force and effect as though made as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case the accuracy of such representation and warranty shall be determined as of such date).

Section 7.2 Performance of Covenants. Each of the covenants and obligations set forth in this Agreement that the Purchaser is required to comply with or perform at or prior to the Closing shall have been complied with or performed in all material respects.

Section 7.3 Purchaser Compliance Certificate. The Purchaser shall have delivered, or caused to be delivered, to the Members’ Representative a certificate executed by the Chief Executive Officer or Chief Financial Officer of the Purchaser as to compliance with the conditions set forth in Sections 7.1 and 7.2.

Section 7.4 Ancillary Agreements and Deliveries. The Purchaser shall have delivered, or caused to be delivered, to the Members’ Representative the following deliverables, agreements and documents:

(a) the Closing Consideration, delivered in accordance with Section 1.2;

(b) evidence, reasonably satisfactory to the Members, that the board of directors of the Purchaser has authorized and approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement; and

(c) all other documents required to be entered into or delivered by the Purchaser at or prior to the Closing pursuant to this Agreement, each of which shall be in full force and effect as of the Closing and shall not have been amended or modified as of the Closing.

Section 7.5 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated by this Agreement shall have been issued by any Governmental Body, and there shall not be any Law enacted or deemed applicable to the transactions contemplated by this Agreement that makes the transactions contemplated by this Agreement illegal or unduly burdensome to the Purchaser or would subject the Purchaser or the Company to sanctions if this transactions contemplated by this Agreement are consummated.

ARTICLE VIII

Closing

Section 8.1 Closing. Unless otherwise mutually agreed in writing between the Purchaser and the Members’ Representative, the Closing shall take place electronically at 9:00 A.M. (Pacific Time) as of the date hereof (the “Closing Date”).

Section 8.2 Member and Company Closing Deliveries. At the Closing, the Members and the Company, as applicable, shall deliver, or cause to be delivered, to the Purchaser, the deliverables, agreements and documents required pursuant to Section 6.6, each of which shall be in full force and effect.

Section 8.3 Purchaser Closing Deliveries. At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Members’ Representative the deliverables, agreements and documents required by Section 7.4, each of which shall be in full force and effect.

ARTICLE IX

Indemnification

Section 9.1 Indemnification Obligations of the Members.

(a) The Members, severally but not jointly, in the proportions set out opposite the Members’ names on Exhibit D hereto (collectively, the “Member Indemnifying Parties”), shall indemnify the Purchaser and its Affiliates (including the Company after the Closing), stockholders, officers, directors, managers, employees, agents, partners, Representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties”) and save and hold each of them harmless against and pay on behalf of or reimburse such Purchaser Indemnified Parties as and when incurred for any loss, liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of third-party claims (including interest, penalties, reasonable attorneys’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, “Losses”), which any such Purchaser Indemnified Party may suffer, sustain or become subject to, as a result of, in connection with, arising out of, relating or incidental to or by virtue of:

(i) any inaccuracy in or breach of any representation or warranty of the Company or the Members set forth in this Agreement or any of the Schedules or Exhibits attached to this Agreement, the Company Compliance Certificate or any other Member Related Agreement;

(ii) any non-fulfillment or breach of any covenant, agreement or undertaking made by the Company or the Members in this Agreement or any of the Schedules or Exhibits attached to this Agreement, or in any Member Related Agreement;

(iii) the Net Debt Adjustment Amount;

(iv) any fraud or intentional misrepresentation of the Company with respect to any representation, warranty or covenant of the Company contained in this Agreement, the Company Compliance Certificate or any other Member Related Agreement;

(v) any liability or obligation of the Company for (i) any Taxes that are the responsibility of the Members pursuant to Section 5.1(c), (ii) any Taxes incurred in any Tax period beginning after the Closing Date but arising from the settlement or other resolution with any Governmental Body of an asserted Tax liability which relates to any Tax period or portion thereof ending on or before the Closing Date, or (iii) the unpaid Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of other federal, provincial, state, local or foreign Law), as a transferee or successor, by Contract or otherwise, in each case whether or not disclosed to the Purchaser in any Exhibits or Schedules to this Agreement or otherwise;

(vi) the operations, actions or omissions of the Company prior to the Closing, other than the obligations of the Company under any Material Contracts or Governmental Authorizations held by the Company solely to the extent such obligations were not required to be performed on or prior to the Closing Date and accrue and relate to the operation of the business of the Company subsequent to the Closing Date; and

(vii) any Legal Proceedings directly or indirectly relating to any breach, alleged breach, liability or other matter of the type referred to in clauses (i) through (vii) above (including any Legal Proceeding commenced by any Purchaser Indemnified Party for the purpose of enforcing any of its rights under this Section 9.1).

(b) In the event that the Company suffers, incurs or otherwise becomes subject to any Losses as a result of or in connection with any inaccuracy in or breach or alleged breach of any representation, warranty, covenant or obligation of the Company or the Members or other matter referred to in Section 9.1(a), then (without limiting any of the rights of the Purchaser as a Purchaser Indemnified Party) the Purchaser shall also be deemed, by virtue of their ownership of the Membership Interests, to have suffered, incurred or otherwise become subject to Losses as a result of and in connection with such inaccuracy, breach, alleged breach or other matter.

(c) The current or former members of the Company shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Company in connection with any indemnification obligation or any liability to which such current or former members of the Company may become subject under or in connection with this Agreement or any other agreement or document delivered to the Purchaser in connection with this Agreement.

Section 9.2 Indemnification Procedure.

(a) Promptly following receipt by an Indemnified Party of notice by a third-party (including any Governmental Body) of any complaint, dispute or claim or the commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to indemnification pursuant to this Agreement (a “Third-Party Claim”), or upon realization of a Loss by an Indemnified Party for which the Indemnified Party is entitled to indemnification under this Article IX, such Indemnified Party shall provide written notice thereof to the Indemnifying Party; provided, however, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability under this Article IX with respect to such Third-Party Claim only if, and only to the extent that, such failure to so notify the Indemnifying Party materially prejudices the rights and defenses otherwise available to the Indemnifying Party with respect to such Third-Party Claim. The Indemnifying Party shall have the right, upon written notice from the Indemnifying Party delivered to the Indemnified Party within 10 days thereafter assuming full responsibility for any Losses resulting from such Third-Party Claim, to assume the defense of such Third-Party Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel; provided, however, that the Indemnifying Party shall not have the right to assume the defense of any Third-Party Claim that (i) affects any Intellectual Property Rights that the Company owns or has a right to use in the conduct of its business as currently conducted, (ii) is asserted directly by or on behalf of any Person that is a supplier or a customer of the Company, the Indemnified Party or their Affiliates, (iii) seeks an injunction or other equitable relief against the Indemnified Party or its Affiliates, (iv) involves a finding of any violation of Law or other wrongdoing by the Indemnified Party, the Company or their Affiliates, (v)  relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, or (vi) does not seek only monetary damages and, in the case of this clause (vi), the Indemnified Party reasonably believes an adverse determination with respect to the Third-Party Claim would be detrimental to or materially injure the reputation or future business prospects of the Indemnified Party. In the event, however, that the Indemnifying Party declines or fails to assume the defense of such Third-Party Claim on the terms of this Section 9.2(a) or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such 10 day period, or thereafter defaults in continuing to defend the Indemnified Party, then any Losses shall include the reasonable fees and disbursements of counsel for the Indemnified Party as incurred. In addition, Losses shall include, as incurred, the reasonable fees and disbursements of counsel for the Indemnified Party: (A) that are incurred prior to the date the Indemnifying Party effectively assumes control of such defense, (B) if the Indemnified Party employs separate counsel due to the Indemnified Party being advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnified Party and the Indemnifying Party, (C) if the Indemnified Party employs separate counsel because there are one or more legal or equitable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party, or (D) if the Indemnified Party employs separate counsel because such audit, investigation, action or proceeding involves, or could have a material effect on, any matter beyond the scope of the indemnification or defense obligations of the Indemnifying Party.

(b) In any Third-Party Claim for which indemnification is being sought under this Article IX, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such Third-Party Claim, shall have the right to participate in such matter and to retain its own counsel at such party’s own expense. The Indemnifying Party or the Indemnified Party (as the case may be) shall at all times use reasonable efforts to keep the Indemnifying Party or Indemnified Party (as the case may be) reasonably apprised of the status of the defense of any matter, the defense of which it is maintaining, and to cooperate in good faith with the other party with respect to the defense of any such matter.

(c) No Indemnified Party may settle or compromise any Third-Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought under this Article IX without the prior written consent of the Indemnifying Party (which may not be unreasonably withheld, conditioned or delayed), unless (i) the Indemnifying Party fails to assume and maintain diligently the defense of such Third-Party Claim pursuant to Section 9.2(a) or fails to reimburse the Indemnified Party within 30 days for expenses incurred by the Indemnified Party in defending itself against any Third-Party Claim in the circumstance where the Indemnifying Party fails to assume the defense of the Indemnified Party or as required under the last sentence of Section 9.2(a) or, having assumed the defense, thereafter defaults in pursuing such defense, or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party and its officers, directors, employees and Affiliates from all liability arising out of, or related to, such Third-Party Claim without further monetary liability to the Indemnifying Party. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any Third-Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought under this Article IX unless such settlement, compromise or consent (A) includes an unconditional release of the Indemnified Party and its officers, directors, employees and Affiliates from all liability arising out of, or related to, such Third-Party Claim, (B) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party, and (C) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

(d) In the event an Indemnified Party claims a right to payment pursuant to this Agreement with respect to any Loss or other matter not involving a Third-Party Claim (a “Direct Claim”), such Indemnified Party shall send written notice of such claim to the Indemnifying Party (a “Notice of Claim”). Such Notice of Claim shall specify the basis for such Direct Claim. The failure by any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any Direct Claim made pursuant to this Section 9.2(d), it being understood that Notices of Claim in respect of a breach of a representation or warranty must be delivered prior to the expiration of the survival period for such representation or warranty under

Section 9.4. In the event the Indemnifying Party does not notify the Indemnified Party within 10 days following its receipt of such Notice of Claim that the Indemnifying Party disputes the Indemnifying Parties’ liability to the Indemnified Party under this Article IX or the amount thereof, the Direct Claim specified by the Indemnified Party in such Notice of Claim shall be conclusively deemed a liability of the Indemnifying Party under this Article IX, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the Direct Claim (or any portion of the Direct Claim) is estimated, on such later date when the amount of such Direct Claim (or such portion of such Direct Claim) becomes finally determined. In the event the Indemnifying Party has timely disputed its liability with respect to such Direct Claim as provided in this Section 9.2(d), as promptly as reasonably practicable, such Indemnified Party and the Indemnifying Party shall establish the merits and amount of such Direct Claim (by mutual agreement, litigation or otherwise) and, within five Business Days following the final determination of the merits and amount of such Direct Claim, the Indemnifying Party shall pay to the Indemnified Party in immediately available funds an amount equal to such Direct Claim as determined pursuant to this Section 9.2(d). If a dispute exists as to the amount of any Direct Claim, the prevailing party shall be entitled to all legal and other fees paid in asserting or defending such Direct Claim, as the case may be.

(e) For all purposes of this Section 9.2, notification to, or a decision of, the Member Indemnifying Parties shall be provided to, or made by, the Members’ Representative.

Section 9.3 Offset Against Escrow Amount. In the event any Purchaser Indemnified Party shall suffer any Losses for which such Purchaser Indemnified Party is entitled to indemnification under this Article IX, such Purchaser Indemnified Party shall be entitled to recover such Losses by offsetting such Losses against the Escrow Shares until the Escrow Shares are wholly exhausted and, thereafter, any remaining portion of such Loss shall be satisfied by the Member Indemnifying Party.

Section 9.4 Survival Period. The representations, warranties and covenants made by the Company and the Members in this Agreement shall not be extinguished by the Closing, but shall survive the Closing for, and all claims for indemnification in connection therewith shall be asserted not later than, 12 months following the Closing Date; provided, however, that (a) each of the representations and warranties contained in Section 2.1 (Organization and Good Standing), Section 2.2 (Capitalization), Section 2.3 (Subsidiaries; Successor Entities), Section 2.4 (Authority; No Conflict; Required Filings and Consents), Section 2.20 (Brokerage and Transaction Bonuses), Section 2.21 (Title to and Sufficiency of Assets), Section 2.26 (Related Party Transactions), Section 3.1 (Authority; No Conflict; Required Filings and Consents), Section 3.2 (Ownership; Title to Membership Interests) and Section 3.4 (Brokerage and Transaction Bonuses) (collectively, the “Fundamental Representations”) shall survive the Closing without limitation as to time, and the period during which a claim for indemnification may be asserted in connection therewith shall continue indefinitely; (b) each of the representations and warranties contained in Section 2.12 (Intellectual Property), Section 2.15 (Environmental Matters), Section 2.16 (Employee Matters) and Section 2.17 (Employee Benefit Plans) shall survive the Closing until, and all claims for indemnification in connection therewith shall be asserted not later than 60 days following, the expiration of any statute of limitations applicable to the rights of any Person to bring any claim with respect to such matters; and (c) each of the representations and warranties contained in Section 2.9 (Taxes) shall survive until, and all claims for indemnification in connection therewith shall be asserted not later than the later to occur of: (i) the 180th day following the end of the period, if any, during which an assessment, reassessment or other form of document assessing liability for Taxes in respect of any taxation year to which these representations and warranties extend could be issued to the Company, and (ii) 60 days following the expiration of any statute of limitations applicable to the rights of any Person to bring any claim with respect to such matters. Notwithstanding the foregoing, if, prior to the close of business on the last day a claim for indemnification may be asserted under this Article IX, the Members’ Representative shall have been properly notified of a claim for indemnity under this Article IX and such claim shall not have been finally resolved or disposed of as of such date, such claim shall continue to survive and shall remain a basis for indemnity under this Article IX until such claim is finally resolved or disposed of in accordance with the terms of this Agreement. All representations, warranties and covenants made by the Purchaser shall terminate and expire as of the Closing, and any liability of the Purchaser with respect to such representations and warranties shall thereupon cease. The covenants and agreements of the parties pursuant to this Article IX shall survive without limitation as to time, and the period during which a claim for indemnification may be asserted in connection therewith shall continue indefinitely.

Section 9.5 Indemnification Obligations of the Purchaser. The Purchaser shall indemnify the Members and their successors and assigns (collectively, the “Member Indemnified Parties”) and save and hold each of them harmless against and pay on behalf of or reimburse such Member Indemnified Parties as and when incurred for any Losses which any such Member Indemnified Party may suffer, sustain or become subject to, as a result of, in connection with, arising out of, relating or incidental to or by virtue of any non-fulfillment or breach of the covenants, agreements or undertakings made by the Purchaser or Sorrento in Sections 1.4, 1.6 or 5.8.

Section 9.6 Limitations on Indemnification.

(a) Except as otherwise provided in this Agreement, the aggregate liability of the Members in respect of all Losses recoverable pursuant to Sections 9.1(a)(i) and (ii) shall not exceed (y) Two Million Dollars ($2,000,000) in respect of all Losses resulting from breaches of the non-Fundamental Representations, and (z) the Base Price in respect of all Losses resulting from breaches of the Fundamental Representations.

(b) No party otherwise entitled to indemnification under this Agreement shall be indemnified pursuant to this Agreement to the extent that such party’s Losses are increased or extended by the willful misconduct, violation of applicable Law or bad faith of such party.

(c) In no event shall the limitations on indemnification set forth in this Section 9.6 apply to the rights of the Purchaser to be indemnified as a result of fraud, bad faith, willful misconduct or willful misrepresentation on the part of the Company or any of the Members.

(d) For the purposes of calculating the amount of any Losses incurred in connection with any breach of a representation or warranty or the aggregate amount of any such Losses, any and all references to materiality, Company Material Adverse Effect or other similar qualifications shall be disregarded; provided, however, that for purposes of determining the failure of any representations or warranties to be true and correct, the party seeking indemnification hereunder shall be required to prove the failure of such representations and warranties to be true and correct as set forth herein, giving effect to any and all materiality, Company Material Adverse Effect or other similar qualifications set forth herein.

(e) The parties hereby agree that any indemnification payment made pursuant to this Article IX shall be treated as an adjustment to the Base Price for Tax purposes.

Section 9.7 Investigations. The respective representations and warranties of the parties contained in this Agreement or any certificate or other document delivered by any party at or prior to the Closing and the rights to indemnification set forth in this Article IX shall not be deemed waived or otherwise affected by any investigation made, or Knowledge acquired, by a party.

Section 9.8 Set-Off. The Purchaser shall be entitled to set-off any amount or right it may be entitled to pursuant to this Agreement against any amount, right or obligations owed to any Member under this Agreement or any Member Related Agreement.

Section 9.9 Characterization of Indemnification Payments. The Purchaser and the Members agree to treat any payment made under this Article IX as an adjustment to the Purchaser Stock Consideration.

ARTICLE X

MEMBERS’ REPRESENTATIVE

Section 10.1 Members’ Representative.

(a) The Members, by the approval and adoption of this Agreement, hereby irrevocably appoint the Members’ Representative as agent and attorney in fact for the Company and each Member, and authorize the Members’ Representative (i) to take all action necessary to consummate the transactions contemplated by this Agreement and the Escrow Agreement, or the defense and/or settlement of any claims for which the Members may be required to indemnify the Purchaser or any other Purchaser Indemnified Party pursuant to Article IX, (ii) to give and receive all notices required to be given under this Agreement, the Escrow Agreement or the Member Related Agreements, (iii) to authorize delivery to Purchaser of the Escrow Shares in satisfaction of claims by the Purchaser, including with respect to the Net Debt Adjustment Amount, (iv) to make decisions on behalf of the Company and the Members and take any and all additional action as is contemplated to be taken by or on behalf of the Members by the terms of this Agreement or the Escrow Agreement, including, without limitation regarding (A) indemnification claims, Direct Claims, Third-Party Claims and Notices of Claims, (B) amendments to this Agreement, the Escrow Agreement or the Member Related Agreements, and (C) the Estimated Net Debt, the Final Net Debt and the Net Debt Adjustment Amount.

(b) All decisions and actions by the Members’ Representative, including without limitation (i) any agreement between the Members’ Representative and the Purchaser relating to the defense or settlement of any claims for which the Members may be required to indemnify the Purchaser pursuant to Article IX, (ii) any agreement between the Members’ Representative and the Purchaser relating to the Estimated Net Debt, the Final Net Debt or the Net Debt Adjustment Amount, and (iii) any agreement between the Members’ Representative and the Purchaser relating to the Escrow Agreement or the determination of the Purchaser’s payment obligations under Sections 1.3 or 1.5 or any other matter relating to Article I, shall be binding upon all of the Members, and no Member shall have the right to object, dissent, protest or otherwise contest the same.

(c) The Members’ Representative shall not have any liability to any of the parties to this Agreement or to the Members for any act done or omitted pursuant to this Agreement as the Members’ Representative while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Members shall severally indemnify the Members’ Representative and hold the Members’ Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Members’ Representative and arising out of or in connection with the acceptance or administration of the Members’ Representative’s duties under this Agreement.

(d) The Members’ Representative shall have full power and authority on behalf of each Member to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Members under this Agreement, the Escrow Agreement and the Member Related Agreements.

(e) By his, her or its approval of this Agreement and the transactions contemplated by this Agreement, each Member agrees, in addition to the foregoing, that:

(i) the Purchaser shall be entitled to rely conclusively on the instructions and decisions of the Members’ Representative as to (A) the settlement of any claims for indemnification by the Purchaser pursuant to Article IX, (B) actions taken in respect of indemnification claims, Direct Claims, Third-Party Claims and Notices of Claims, and (C) any other actions required or permitted to be taken by the Members’ Representative under this Agreement, the Escrow Agreement and any Member Related Agreement, and no Member shall have any cause of action against the Purchaser for any action taken by the Purchaser in reliance upon the instructions or decisions of the Members’ Representative;

(ii) all actions, decisions and instructions of the Members’ Representative shall be conclusive and binding upon the Company and all of the Members and no Member shall have any cause of action against the Members’ Representative for any action taken, decision made or instruction given by the Members’ Representative under this Agreement or the Escrow Agreement except for fraud or willful misconduct by the Members’ Representative in connection with the matters described in this Article X;

(iii) the provisions of this Article X are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Member may have in connection with the transactions contemplated by this Agreement, the Escrow Agreement and the Member Related Agreements; and

(f) the provisions of this Article X shall be binding upon the executors, heirs, legal Representatives, personal Representatives, successor trustees and successors of each Member, and any reference in this Agreement or the Escrow Agreement to a Member or the Members shall mean and include the successors to the rights of the Members under this Agreement, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

ARTICLE XI

Miscellaneous Provisions

Section 11.1 Further Assurances. Each party to this Agreement shall execute and cause to be delivered to each other party to this Agreement such instruments and other documents, and shall take such other actions, as such other parties may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

Section 11.2 Fees and Expenses. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement; provided, however, that the Members shall be responsible for all Transaction Expenses.

Section 11.3 Waiver; Amendment. Any agreement on the part of a party to this Agreement to any extension or waiver of any provision of this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such party. A waiver by a party to this Agreement of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any party to this Agreement of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time. Following the Closing, this Agreement may not be amended, modified, altered or supplemented except by written agreement between the Purchaser and the Members’ Representative; provided, however, that the provisions of Section 1.6 and Article XI cannot be amended without the consent of Sorrento.

Section 11.4 Entire Agreement. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement among the parties to this Agreement and supersede all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter of this Agreement and thereof; provided, however, that the Confidentiality Agreement dated as of April 9, 2015 by and between the Company and Sorrento, the terms of which the Purchaser has previously ratified and approved, shall not be superseded by this Agreement and shall remain in effect in accordance with its terms.

Section 11.5 Execution of Agreement; Counterparts; Electronic Signatures.

(a) This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties to this Agreement and delivered to the other parties to this Agreement; it being understood that all parties to this Agreement need not sign the same counterparts.

(b) This Agreement and any amendments to this Agreement may be executed in one or more counterparts, each of which shall be enforceable against the parties to this Agreement that execute such counterparts, and all of which together shall constitute one and the same instrument. Facsimile and “.pdf” copies of signed signature pages shall be deemed binding originals and no party to this Agreement shall raise the use of facsimile machine or electronic transmission in “.pdf” as a defense to the formation of a contract.

Section 11.6 Governing Law; Venue.

(a) This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of California.

(b) Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “ICC”) in accordance with such rules. The place of arbitration shall be San Diego, California. The arbitration shall be conducted in the English language.

(c) The party to this Agreement that initiates the arbitration process (the “Claimant”) shall appoint an arbitrator in its request for arbitration (the “Request”). The other party to this Agreement (or the other parties to this Agreement, acting jointly, if there are more than one) that is a party to the arbitration (the “Respondent”) shall appoint an arbitrator within 30 days of receipt of the Request and shall notify the Claimant of such appointment in writing. If within 30 days of receipt of the Request by the Respondent, either the Claimant or the Respondent has not appointed an arbitrator, then that arbitrator shall be appointed by the ICC. The first two arbitrators appointed in accordance with this Section 11.6(c) shall appoint a third arbitrator within 30 days after the Respondent has notified the Claimant of the appointment of the Respondent’s arbitrator or, in the event of a failure by a party to appoint an arbitrator, within 30 days after the ICC has notified the parties and any arbitrator already appointed of the appointment of an arbitrator on behalf of the party failing to appoint an arbitrator. When the third arbitrator has accepted the appointment, the two arbitrators making the appointment shall promptly notify the parties of the appointment. If the first two arbitrators appointed fail to appoint a third arbitrator or to so notify the parties within the time period prescribed above, then the ICC shall appoint the third arbitrator and shall promptly notify the parties of the appointment. The third arbitrator shall act as chairperson of the arbitration.

(d) The arbitral tribunal shall render an award within six months from the date of the appointment of the arbitral tribunal, unless the parties to this Agreement otherwise agree in writing or the arbitral tribunal determines that an extension is necessary. The arbitral award shall be in writing, state the reasons for the award, and be final and binding upon, and non-appealable by, the parties to this Agreement. The award may include an award of costs, including, without limitation, reasonable attorneys’ fees and disbursements. In addition to monetary damages, the arbitral tribunal shall be empowered to award equitable relief, including, but not limited to, an injunction and specific performance of any obligation under this Agreement. Notwithstanding the foregoing, the parties to this Agreement agree that any of them may seek equitable relief, including, but not limited to, an injunction and specific performance of any obligation under this Agreement from any court of competent jurisdiction, but that the final resolution of any disputes will be settled solely by the arbitral tribunal.

(e) The arbitral tribunal shall not be empowered to award damages in excess of compensatory damages, and each party to this Agreement hereby irrevocably waives any right to recover special, punitive, exemplary, consequential or similar damages with respect to any dispute, except insofar as a claim is for indemnification for an award of such damages awarded against a party in an action brought against it by an independent third party. The arbitral tribunal shall be authorized in its discretion to grant pre-award and post-award interest at commercial rates. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets.

(f) The arbitral tribunal, in its discretion, may consolidate two or more arbitrations or claims between any of the parties to this Agreement arising under this Agreement or any other agreement among the parties to this Agreement into one arbitration, or terminate any such consolidation and/or establish other arbitration proceedings for different claims that may arise in any one arbitration.  Notwithstanding the foregoing, the arbitral tribunal shall consolidate arbitrations and/or claims, if it determines that it would be more efficient to consolidate such arbitrations and/or claims than to continue them separately and (i) there are matters of fact or law that are common to the arbitrations and/or claims to be consolidated, (ii) there are related payment and performance obligations considered in the arbitrations and/or claims to be consolidated, or (iii) there is a danger of inconsistent awards.

(g) The arbitral tribunal shall render any monetary award and interest related to such award in US Dollars.

(h) The parties to this Agreement agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including but not limited to any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the tribunal, the ICC, the parties, their counsel and any person necessary to the conduct of the proceeding, except as may be lawfully required in judicial proceedings relating to the arbitration or otherwise, or as required by the rules of any other quotation system or exchange on which the disclosing party’s securities are listed or applicable Laws.

(i) The costs of arbitration shall be borne by the losing party unless otherwise determined by the arbitration award.

(j) Each party to this Agreement agrees not to assert (by way of motion, as a defense or otherwise), in any such dispute that any claim arising out of, relating to, or in connection with the interpretation or performance of this Agreement is not subject to the jurisdiction of the arbitrators or that this Agreement may not be enforced by the arbitrators.

Section 11.7 WAIVER OF JURY TRIAL. EACH OF THE PARTIES OF THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDINGS OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.8 Attorneys’ Fees. If any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

Section 11.9 Assignment and Successors. No party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties to this Agreement. Subject to the preceding sentence, this Agreement shall apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties to this Agreement.

Section 11.10 Parties in Interest. Except for the provisions of Article IX, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties to this Agreement and their respective successors and assigns (if any). Each of the Indemnified Parties is an express third party beneficiary of Article IX.

Section 11.11 Notices. All notices, requests, claims, demands, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party to this Agreement when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), or (b) sent e-mail with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the Person (by name or title) designated below (or to such other address, facsimile number, e-mail address or Person as a party may designate by notice to the other parties to this Agreement):

If to the Company (before the Closing):

CARgenix Holdings LLC

199 Grotto Avenue

Providence, RI 02906

Attention: Jaymin Patel

Email: jayminbpatel1967@gmail.com

with a mandatory copy to (which copy shall not constitute notice):

Hinckley Allen

100 Westminster Street, Suite 1500

Providence, RI 02903

Attention: Todd M. Gleason

Email: tgleason@hinckleyallen.com

If to the Members’ Representative (on its own behalf and for the benefit of the Company (prior to the Closing) and the Members):

Jaymin Patel

199 Grotto Avenue

Providence, RI 02906

Email: jayminbpatel1967@gmail.com

with a mandatory copy to (which copy shall not constitute notice):

Hinckley Allen

100 Westminster Street, Suite 1500

Providence, RI 02903

Attention: Todd M. Gleason

Email: tgleason@hinckleyallen.com

If to the Purchaser

TNK Therapeutics, Inc.

c/o Sorrento Therapeutics, Inc.

9380 Judicial Drive

San Diego, CA 92121

Attention: Henry Ji

Email:hji@sorrentotherapeutics.com

with a mandatory copy to (which copy shall not constitute notice):

Paul Hastings LLP

1117 S. California Avenue

Palo Alto, CA 94304

Attention: Jeffrey T. Hartlin, Esq.

Email: jeffhartlin@paulhastings.com

If to Sorrento:

Sorrento Therapeutics, Inc.

9380 Judicial Drive

San Diego, CA 92121

Attention: George Ng

Email: gng@sorrentotherapeutics.com

with a mandatory copy to (which copy shall not constitute notice):

Paul Hastings LLP

1117 S. California Avenue

Palo Alto, CA 94304

Attention: Jeffrey T. Hartlin, Esq.

Email: jeffhartlin@paulhastings.com

Section 11.12 Construction; Usage.

(a) Interpretation. In this Agreement, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) reference to any gender includes each other gender;

(iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v) reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi) “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision of this Agreement;

(vii) “including” means including without limiting the generality of any description preceding such term;

(viii) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and

(ix) reference to a “Section” or “Article” in this Agreement shall mean a Section or Article, respectively, of this Agreement unless otherwise provided.

(b) Legal Representation of the Parties. This Agreement was negotiated by the parties to this Agreement with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party to this Agreement shall not apply to any construction or interpretation of this Agreement.

(c) Headings. The headings contained in this Agreement are for the convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(d) Dollar Amounts. All references to “$” contained in this Agreement shall refer to United States Dollars unless otherwise stated.

Section 11.13 Enforcement of Agreement. The parties to this Agreement acknowledge and agree that the Purchaser and Sorrento may be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the Company, the Members’ Representative or the Members may not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which the Purchaser or Sorrento may be entitled, at law or in equity, each shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking. The rights and remedies of the parties to this Agreement shall be cumulative (and not alternative).

Section 11.14 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

Section 11.15 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 11.16 Disclosure Schedule. Nothing in the Disclosure Schedule shall be adequate to disclose an exception to a representation or warranty made in this Agreement except to the extent the Section thereof identifies the exception and describes the facts. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be adequate to disclose an exception to a representation or warranty made in this Agreement unless the representation or warranty has to do with the existence of the document or other item itself. No exceptions to any representations or warranties disclosed on one Section of the Disclosure Schedule shall constitute an exception to any other representations or warranties made in this Agreement except to the extent the disclosure is clear in its disclosure or cross-referenced in such other applicable Section.

Section 11.17 Schedules and Exhibits. The Schedules and Exhibits (including the Disclosure Schedule) are hereby incorporated into this Agreement and are hereby made a part of this Agreement as if set out in full in this Agreement.

*       *       *

IN WITNESS WHEREOF, the parties hereto have caused this Membership Interest Purchase Agreement to be duly executed, as of the date first above written.

THE PURCHASER:

TNK Therapeutics, Inc.

By:
Name:
Title:

THE COMPANY:

CARgenix Holdings LLC

By:
Name:
Title:

SORRENTO:

Sorrento Therapeutics, Inc.

By:
Name:
Title:

MEMBERS’ REPRESENTATIVE:

Jaymin Patel

[Signature Page to Membership Interest Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Membership Interest Purchase Agreement to be duly executed, as of the date first above written.

Members:

Jaymin Patel

Prakash Sampath

Kevin O’Neill

Steven Katz

[Signature Page to Membership Interest Purchase Agreement]

INDEX OF DEFINED TERMS

Term	Section

Accounting Referee	1.3(e)
Assignment Agreement	2.12(h)
Claimant	11.6(c)
Closing Date	8.1
Company	Preamble
Company Compliance Certificate	6.3
Company Constituent Documents	2.1(d)
Direct Claim	9.2(d)
Employee Plan	2.17
Escrow Agent	1.5
Escrow Agreement	1.5
Escrow Period	1.4
Estimated Net Debt	1.3(a)
Final Net Debt	1.3(b)
Fundamental Representations	9.4
ICC	11.6(b)
License Agreements	5.8
Losses	9.1(a)
Material Contracts	2.13(b)
Member Indemnified Parties	9.5
Member Indemnifying Parties	9.1(a)
Members	Preamble
Members’ Representative	Preamble
Membership Interests	Recitals
Net Debt Adjustment Amount	1.3(g)
Notice of Claim	9.2(d)
Pre-Closing Tax Period	5.1(a)
Purchaser	Preamble
Purchaser Indemnified Parties	9.1(a)
Repurchase	1.6(a)
Repurchase Closing	1.6(a)
Request	11.6(c)
Respondent	11.6(c)
Restrictive Agreement Shares	6.8
Restrictive Agreements	6.8
RWMC	5.8
Sorrento	Preamble
Statement of Objection	1.3(c)
Straddle Tax Period	5.1(b)
Third-Party Claim	9.2(a)

Exhibit A

Definitions

For purposes of the Agreement (including this Exhibit A):

“Acquisition Transaction” means any transaction or series of transactions involving:

(a) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction involving the Company;

(b) any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of a material portion of the business or assets of the Company; or

(c) any liquidation or dissolution of the Company.

“Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including, without limitation, any general partner, limited partner, member, officer, director or manager of such Person and any venture capital or private equity fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person. For purposes of this definition, the terms “controls,” “controlled by,” or “under common control with” means the possession, direct or indirect, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by contract or otherwise).

“Agreement” means this Membership Interest Purchase Agreement, as amended or restated from time to time.

“Base Price” means six million United States Dollars ($6,000,000).

“Business Day” means a weekday on which banks are open for general banking business in San Diego, California.

“Cash” means the cash and cash equivalents of the Company unrestricted and readily available at no cost, less any amount advanced by the Purchaser or its Affiliates to the Company in connection with the transactions contemplated under the Agreement.

“Closing” means the consummation of the purchase and sale of the Membership Interests, as set forth in Article VIII of the Agreement.

“Closing Consideration” means one hundred United States Dollars ($100).

“Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company Contract” means any Contract, including any amendment or supplement thereto: (a) to which the Company is a party, (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation, or (c) under which the Company has or may acquire any right or interest.

“Company Intellectual Property” means the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

“Company Licensed Intellectual Property” means all Intellectual Property Rights that are licensed to the Company by any other third-party and are material to the Company.

“Company Material Adverse Effect” means any state of facts, change, event, effect, occurrence or circumstance that, individually or in the aggregate (considered together with all other state of facts, change, event, effect, occurrence or circumstance) has, has had or could reasonably be expected to have or give rise to a material adverse effect on (a) the business, condition (financial or otherwise), results of operations, prospects, capitalization, assets, liabilities, operations or financial performance of the Company, or (b) the Purchaser’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the equity interests of the Company; provided, however, that a Company Material Adverse Effect shall not include changes or effects resulting from general economic conditions or financial markets in general or the industry and market in which the Company operates; provided that such changes or effects do not adversely affect the Company in a disproportionate manner.

“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by the Company, in whole or in part, and are material to the Company.

“Company Registrations” means Patent Rights, registered trademarks and service marks, registered copyrights and designs, domain name registrations and applications (including intent to use applications) for each of the foregoing that are registered or filed or recorded with any Person in the name of or licensed by the Company, alone or jointly with others.

“Confidential Information” means any data or information concerning the Company (including trade secrets), without regard to form, regarding (for example and including) (a) business process models, (b) proprietary software, (c) research, development, products, services, marketing, selling, business plans, budgets, unpublished financial statements, licenses, prices, costs, contracts, suppliers, customers, and customer lists, (d) the identity, skills and compensation of employees, contractors, and consultants, (e) specialized training, or (f) discoveries, developments, trade secrets, processes, formulas, data, lists, and all other works of authorship, mask works, ideas, concepts, know-how, designs, and techniques, whether or not any of the foregoing is or are patentable, copyrightable, or registrable under any intellectual property Laws or industrial property Laws in the United States or elsewhere. Notwithstanding the foregoing, no data or information constitutes “Confidential Information” if such data or information is publicly known and in the public domain through means that do not involve a breach by the Company or a Member of any covenant or obligation set forth in the Agreement.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, whether express or implied.

“Customer” means a customer of the Company that paid the Company more than $25,000 in the aggregate during the 12-month period ended June 30, 2015 or a customer that is expected to pay the Company more than $25,000 in the aggregate during the 12-month period ending December 31, 2015.

“Disclosure Schedule” means the disclosure schedule (dated as of the date of the Agreement) delivered to the Purchaser on behalf of the Company and the Members on the date of the Agreement.

“Entity” means any corporation (including any non‑profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Law” means any national, provincial, territorial, federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law, regulation, permit or certificate of approval relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

“Escrow Shares” means, as of a particular time, whichever of the Initial Escrow Shares or the Sorrento Escrow Shares that are then held by the Escrow Agent pursuant to the terms of the Escrow Agreement.

“Estimated Purchase Price” means, if as of the time of calculation: (a) the Final Net Debt has not been determined in accordance with Section 1.3, the Base Price minus the Estimated Net Debt; and (b) the Final Net Debt has been determined in accordance with Section 1.3, the Base Price minus the Final Net Debt.

“Exploit” means develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Government Bid” means any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

“Government Contract” means any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

“Governmental Authorization” means any (a) approval, permit, license, certificate, certificate of approval, franchise, permission, clearance, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law, or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any domestic or foreign multinational, federal, state, provincial, municipal or local government (or any political subdivision thereof) or any domestic or foreign governmental, regulatory or administrative authority or any department, commission, board, agency, court, tribunal, judicial body or instrumentality thereof, or any other body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature (including any arbitral body).

“Indebtedness” means, without duplication, the aggregate of the following: (a) all obligations for borrowed money (including the current portion thereof and all sums due on early termination and repayment or redemption calculated to the Closing Date), whether or not contingent, or issued or incurred in substitution or exchange for any such liability for borrowed money, or extensions of credit (including under credit cards, bank overdrafts and advances), (b) all obligations evidenced by bonds, debentures, notes or other similar instruments (and including all sums due on early termination and repayment or redemption calculated to the Closing Date), (c) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business consistent with past practice, (d) all obligations as lessee under leases that have been or should be, in accordance with United States generally accepted accounting principles as in effect from time to time, recorded as capital leases in respect of which the Company is liable as a lessee; (e) all obligations of others secured by a Lien on any asset of the Company (including accounts and contract rights), whether or not such obligations are assumed, (f) all obligations, contingent or otherwise, directly or indirectly guaranteeing any obligations of any other Person, all obligations to reimburse the issuer in respect of letters of credit or under performance or surety bonds, or other similar obligations; all obligations under which the Company has agreed (contingently or otherwise) to purchase or otherwise acquire the liability of any other Person or in respect of which the Company has otherwise assured a creditor against loss, (g) all obligations in respect of bankers’ acceptances, note purchases or similar facilities and under reverse repurchase agreements, (h) all obligations in respect of futures contracts, other financial contracts and other similar obligations (determined on a net basis as if such contract or obligation was being terminated early on such date), (i) the amount of any termination payments in connection with the payment in full of any obligations, (j) accrued employment obligations, including without limitation, accrued salary, accrued vacation and accrued bonuses, (k) deferred revenue, (l) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company or any of its Subsidiaries (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (m) all obligations to purchase, redeem, retire or otherwise acquire for value any ownership interests or capital stock of the Company or any rights to acquire any ownership interests or capital stock of the Company, valued, in the case of redeemable ownership interests or capital stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, and (n) any obligations under any interest rate, foreign exchange, currency, commodity, credit or equity swap, cap, collar, floor, option, forward or other hedging agreement or derivative contract, net of any obligations to the Company thereunder. For purposes of the Agreement, “Indebtedness” includes (i) any and all accrued interest, fees, change of control payments, prepayment premiums, make whole premiums or penalties and fees or expenses actually incurred (including attorneys’ fees) associated with the repayment of any Indebtedness, and (ii) any and all amounts of the nature described in clauses (a)-(n) above owed by the Company to any of its Affiliates, including any of the Members.

“Indemnified Parties” means the Purchaser Indemnified Parties or the Member Indemnified Parties, as applicable.

“Indemnifying Parties” means the Member Indemnifying Parties or the Purchaser, as the case may be.

“Initial Escrow Shares” means the number of shares of Purchaser Common Stock or Sorrento Common Stock, as applicable, equal to 20% of the Purchaser Stock Consideration, rounded down to the nearest whole share.

“Intellectual Property Rights” means all (a) foreign and domestic patents, patent applications, patent disclosures and inventions, (b) Internet domain names, trademarks, service marks, trade dress, trade names, logos and corporate or company names (both foreign and domestic) and registrations and applications for registration thereof together with all of the goodwill associated therewith, (c) copyrights (registered or unregistered) and copyrightable works (both foreign and domestic) and registrations and applications for registration thereof, (d) mask works and registrations and applications for registration thereof, (e) computer software, data, data bases and documentation thereof, including rights to third party software used in the business, (f) trade secrets and other Confidential Information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know‑how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (g) other intellectual property rights, and (h) copies and tangible embodiments thereof (in whatever form or medium).

“IPO” means the Purchaser’s first firm commitment underwritten public offering of common stock of the Purchaser registered under the Securities Act, pursuant to which such shares are approved for listing on a national securities exchange.

“Knowledge” An individual shall be deemed to have “Knowledge” of a particular fact or other matter if:

(a) such individual is actually aware of such fact or other matter after due inquiry and investigation of the matter; or

(b) such individual would have had knowledge of such fact following a reasonable investigation, if under the circumstances a reasonable person would have determined such investigation was required or appropriate in the normal course of fulfillment of such individual’s duties.

The Company shall be deemed to have “Knowledge” of a particular fact or other matter if any officer, director, management employee or other Representative of the Company, as applicable, has Knowledge of such fact or other matter.

“Law” means any federal, national, state, provincial, territorial, local, municipal, foreign or international, multinational other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Legal Proceeding” means any ongoing or threatened action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, order, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature affecting property, real or personal, tangible or intangible, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, any lease in the nature thereof and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute of any jurisdiction).

“Materials of Environmental Concern” means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum, petroleum products, petroleum by-products, asbestos-containing material, lead-containing paint, pipes or plumbing, polychlorinated biphenyls, radioactive materials or radon, infectious, biological or medical waste, including biohazards, radioactive materials and blood-borne pathogens and any other substances that are now or hereafter: (a) listed, classified, regulated or fall within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law, (b) a danger to health, or (c) the subject of regulatory action by any Governmental Body pursuant to any Environmental Law.

“Member Related Agreement” means any certificate, agreement, document or other instrument, other than the Agreement, to be executed and delivered by the Company or a Member in connection with the transactions contemplated the Agreement, including without limitation the certificates, agreements, documents and other instruments set forth in Section 6.6.

“Net Debt” means an amount equal to Cash minus Indebtedness.

“Non-Escrow Shares” means the number of shares of Purchaser Common Stock or Sorrento Common Stock, as applicable, equal to (a) the Purchaser Stock Consideration less (b) the Initial Escrow Shares.

“Non-Escrow Sorrento Shares” means such number of shares of Sorrento Common Stock as is equal to (a) the Repurchase Sorrento Shares less (b) the Sorrento Escrow Shares.

“Organizational Documents” means, with respect to any Entity, the constitution, certificate of incorporation, articles of incorporation, by-laws, articles of organization, articles of association, partnership agreement, operating agreement, limited liability company agreement, trust deed, formation agreement, joint venture agreement or other similar organizational documents of such Entity (in each case, as amended through the date of the Agreement).

“Patent Rights” means all patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).

“Per Share Price” means (a) with respect to the issuance of Purchaser Common Stock, the lowest price per share paid by investors in the Qualified Financing, and (b) with respect to the issuance of Sorrento Common Stock, the Sorrento Closing Price.

“Permitted Lien” means any (a) Lien for Taxes not yet due and payable (excluding Liens arising under the Code), (b) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent, and (c) in the case of real property, zoning, building, occupancy or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, (i) interfere in any material respect with the present use of or occupancy of the affected parcel by the Company, (ii) have more than an immaterial effect on the value thereof or its use, or (iii) would impair the ability of such parcel to be sold for its present use.

“Person” means any individual, Entity, trust, Governmental Body or other organization.

“Personal Information” means any “personal information” (as defined in the Privacy Laws) about an identifiable individual in the possession, custody or control of the Company.

“Privacy Laws” means any national, provincial, territorial, state, local or foreign Law now in force or that may in the future come into force governing individual privacy and/or access to Personal Information, or the collection, use, disclosure, access and management of Personal Information, including without limitation, the Health Insurance Portability and Accountability Act of 1996, as amended, the Health Information Technology for Economic and Clinical Health Act, state data breach notification Laws, state social security number protection Laws, the Federal Trade Commission Act, the Financial Services Modernization Act of 1999, the Fair Credit Reporting Act, the Fair and Accurate Credit Transactions Act and state consumer protection Laws.

“Purchaser Common Stock” means the shares of the Class A common stock, par value $0.0001 per share, of the Purchaser.

“Purchaser Related Agreement” means any certificate, agreement, document or other instrument, other than the Agreement, to be executed and delivered by the Purchaser in connection with the transactions contemplated by the Agreement.

“Purchaser Stock Consideration” means the number of shares of Purchaser Common Stock or Sorrento Common Stock, as applicable, equal to the quotient obtained by dividing (a) the Estimated Purchase Price by (b) the applicable Per Share Price, rounded down to the nearest whole share.

“Qualified Financing” means the Purchaser’s first issuance of shares of Purchaser Common Stock or shares of a previously unissued series of preferred stock, par value $0.0001 per share, of the Purchaser, completed after the date of the Agreement and prior to March 15, 2016, for the principal purpose of capital-raising resulting in gross proceeds (individually or in the aggregate) to the Purchaser of at least $50,000,000.

“Receivables” means the accounts receivable, notes receivable and other receivables of the Company as of the close of business on the Closing Date.

“Related Party” means  (a) each individual who is, or who has at any time been, an officer or director of the Company; (b) each member of the immediate family of each of the individuals referred to in clause (a) above; and (c) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses (a) and (b) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary, equity or other financial interest.

“Representatives” means, with respect to a Person, the officers, directors, employees, agents, attorneys, accountants, advisors and representatives of such Person.

“Repurchase Sorrento Shares” means such number of shares of Sorrento Common Stock as is equal to the lesser of (a) the quotient obtained by dividing six million United States Dollars ($6,000,000) by the Sorrento Closing Price, rounded down to the nearest whole share, and (b) five hundred thousand (500,000) shares (subject to adjustment for stock splits recapitalizations and similar transactions occurring on or after the date of the Agreement).

“Securities Act” means the Securities Act of 1933, as amended.

“Sorrento Closing Price” means the closing price per share of the Sorrento Common Stock, as reported on the Nasdaq Capital Market as of the Business Day immediately prior to the Closing Date.

“Sorrento Common Stock” means the common stock, par value $0.0001 per share, of Sorrento.

“Sorrento Escrow Shares” means the number of shares of Sorrento Common Stock equal to the product of: (a) the Repurchase Sorrento Shares multiplied by (b) the quotient obtained by dividing (i) the Escrow Shares remaining in escrow as of the date of the Repurchase Closing (but valued at the Per Share Price) by (ii) the Purchaser Stock Consideration, rounded down to the nearest whole share.

“Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (a) more that 50% of the voting power of all outstanding stock or ownership interests of such Entity, or (b) the right to receive more than 50% of the net assets of such Entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such Entity.

“Supplier” means any supplier of goods or services to which the Company paid more than $50,000 in the aggregate during the 12-month period ended June 30, 2015 or expects to pay more than $50,000 in the aggregate during the 12-month period ending December 31, 2015.

“Taxes” means any and all taxes, charges, fees, levies or other similar assessments or liabilities in the nature of a tax, including income, gross receipts, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, employment insurance, social security, business license, business organization, environmental, worker’s compensation, pension, payroll, profits, severance, stamp, occupation, windfall profits, customs, franchise and other taxes of any kind whatsoever imposed by the United States, or any state, provincial, local or foreign government, or any agency or political subdivision thereof, and any interest, penalties or additions to tax imposed with respect to such items or any contest or dispute thereof.

“Tax Returns” means any and all reports, returns, or declarations relating to Taxes filed or required to be filed with any Governmental Body, including any schedule or attachment thereto, including any amendment thereof.

“Transaction Expenses” means the sum of all fees, costs and expenses (including legal fees and accounting fees and including the amount of all special bonuses and other amounts that may become payable to any officers of the Company or other Persons in connection with the consummation of the transactions contemplated by the Agreement) that are incurred by the Company for the benefit of the Company or a Member in connection with the transactions contemplated by the Agreement, including, without limitation, the costs of obtaining any consents required to be obtained pursuant to the Agreement.

“Transfer” means any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by request, devise, or descent, or other transfer or disposition of any kind, including, but not limited to, transfers to receivers, levying creditors, trustees, or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, of any of the shares of Purchaser Common Stock acquired pursuant to the Agreement and any securities issued in respect of or exchange therefor.

“Treasury Regulations” means the temporary and final income Tax regulations promulgated under the Code.

“UK Bribery Act” means the United Kingdom Bribery Act 2010.